As filed with the Securities and Exchange Commission on August ___, 2008	Registration No. 333-________
Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CAPITOL BANCORP LTD.	CAPITOL TRUST XII
(Exact name of registrant as specified in its charter)	(Exact name of each registrant as specified in its certificate of trust)
MICHIGAN	DELAWARE
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization of each registrant)

38-2761672	26-6391698
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)
c/o CAPITOL BANCORP LTD.
CAPITOL BANCORP CENTER 200 WASHINGTON SQUARE NORTH, FOURTH FLOOR LANSING, MICHIGAN 48933 (517) 487-6555	CAPITOL BANCORP CENTER 200 WASHINGTON SQUARE NORTH, FOURTH FLOOR LANSING, MICHIGAN 48933 (517) 487-6555
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

 (Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

Cristin K. Reid, Esq.
Capitol Bancorp Ltd.
Capitol Bancorp Center
200 Washington Square North, Fourth Floor
Lansing, Michigan  48933
(517) 487-6555

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Phillip D. Torrence, Esq.
Miller, Canfield, Paddock and Stone, P.L.C.
277 South Rose Street, Suite 5000
Kalamazoo, Michigan 49007
(269) 383-5804

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Trust Preferred Securities of Capitol Trust XII	2,460,000(1)	$10.25	$25,215,000	$990.95

(1)
In accordance with Rule 457(c) under the Securities Act of 1933, the aggregate offering price of the Trust Preferred Securities is estimated solely for the calculating of the registration fees due for this filing.  For the initial filing of this Registration Statement, this estimate was based on the average of the high and low sales price of the Trust Preferred Securities reported by the New York Stock Exchange, Inc. on August 20, 2008, which was $10.25.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  Capitol may not sell these securities until the registration statement filed with the SEC is effective.  This prospectus is not an offer to sell these securities and Capitol is not soliciting an offer to buy these securities in any state where the offer or sale is prohibited.

Subject to Completion, Dated __________, 2008

Preliminary Prospectus

CAPITOL TRUST XII

2,460,000 shares of
10.50% Trust Preferred Securities
(liquidation amount $10 per security)
fully and unconditionally guaranteed by

This prospectus relates to the proposed sale of Trust Preferred Securities issued by Capitol Trust XII, a Delaware statutory trust (the “Trust”), from time to time that may be offered for resale by certain affiliates of Capitol Bancorp Ltd. named in this prospectus and the persons to whom such selling securityholders may transfer their Trust Preferred Securities.  Each Trust Preferred Security represents an undivided beneficial interest in the Trust.  The only assets of the Trust are the 10.50% Junior Subordinated Debentures due 2038 issued by Capitol Bancorp Ltd., which Capitol refers to as the “Debentures.”  The Trust Preferred Securities were originally purchased by the selling securityholders from the Trust in an underwritten registered offering.  This prospectus will be used by selling securityholders to resell the Trust Preferred Securities held by them.

As used in this prospectus, except as otherwise specified, the terms “Capitol,” “we,” “us” and “our” refer to Capitol Bancorp Ltd.

The selling securityholders may sell all or a portion of the Trust Preferred Securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the Trust Preferred Securities are sold through underwriters or broker-dealers or agents, the selling securityholders will be responsible for paying any underwriting discounts or commissions or agent’s commissions.  The Trust Preferred Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, at negotiated prices or any combination of the foregoing.  Capitol will not receive any proceeds from these resales.  Capitol has agreed to pay all expenses in connection with the registration of the Trust Preferred Securities.  Capitol provides more information about how the selling securityholders may sell their Trust Preferred Securities in the section titled “Plan of Distribution” on page 55.

The Trust Preferred Securities are currently traded on the New York Stock Exchange under the trading symbol “CBC PrB.”  On _________, 2008 the last reported sales price for the Trust Preferred Securities was $______ per security.

Capitol will not receive any proceeds from the sale of Trust Preferred Securities offered by this prospectus; however, some of Capitol's subsidiaries will receive proceeds if they sell their Trust Preferred Securities. Holders of the Trust Preferred Securities may offer the Trust Preferred Securities for sale at any time at market prices prevailing at the time of sale or at privately negotiated prices.

See “Risk Factors” beginning on page 19 of this prospectus to read about factors you should consider before buying the Trust Preferred Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________________, 2008.

CAPITOL BANCORP LIMITED

Northwest Region

Bank of Bellevue
Bank of Everett
Bank of Tacoma
High Desert Bank
Issaquah Community Bank

California Region

Bank of Escondido
Bank of Feather River
Bank of San Francisco
Bank of Santa Barbara
Napa Community Bank
Point Loma Community Bank
Sunrise Bank of San Diego
Sunrise Community Bank

Nevada Region

1st Commerce Bank
Bank of Las Vegas
Black Mountain Community Bank
Desert Community Bank
Red Rock Community Bank

Arizona Region

Arrowhead Community Bank
Asian Bank of Arizona
Bank of Tucson
Camelback Community Bank
Colonia Bank
Mesa Bank
Southern Arizona Community Bank
Sunrise Bank of Albuquerque
Sunrise Bank of Arizona
Valley First Community Bank
Yuma Community Bank

Colorado Region

Fort Collins Commerce Bank
Larimer Bank of Commerce
Loveland Bank of Commerce
Mountain View Bank of Commerce

Texas Region

Bank of Fort Bend
Bank of Las Colinas

Midwest Region

Adams Dairy Bank
Bank of Belleville
Community Bank of Lincoln
Summit Bank of Kansas City

Great Lakes Region

Ann Arbor Commerce Bank
Bank of Auburn Hills
Bank of Maumee
Bank of Michigan
Brighton Commerce Bank
Capitol National Bank
Detroit Commerce Bank
Elkhart Community Bank
Evansville Commerce Bank
Goshen Community Bank
Grand Haven Bank**
Kent Commerce Bank**
Macomb Community Bank*
Muskegon Commerce Bank**
Oakland Commerce Bank*
Ohio Commerce Bank
Paragon Bank & Trust**
Portage Commerce Bank

Northeast Region

USNY Bank

Southeast Region

Bank of Valdosta
Community Bank of Rowan
First Carolina State Bank
Peoples State Bank
Pisgah Community Bank
Sunrise Bank of Atlanta

* To be Merged into One Bank (See Summary Information—Recent Developments)

** Part of a Pending Sale to a Third Party (See Summary Information—Recent Developments)

INFORMATION CONTAINED IN THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement.  Capitol has not, and the selling securityholders have not, authorized anyone to provide you with different information.  Neither Capitol nor the selling securityholders are making an offer to sell or seeking an offer to buy the Trust Preferred Securities under this prospectus or any applicable prospectus supplement in any jurisdiction where the offer or sale is not permitted.  The information contained in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein are accurate only as of their respective dates, regardless of the time of delivery of this prospectus or any sale of a security.  Capitol’s business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus relates to the resale of up to 2,460,000 Trust Preferred Securities purchased by the selling securityholders in a registered offering on July 7, 2008 by certain affiliates of Capitol Bancorp Ltd; Capitol will not receive any proceeds from the sale of Trust Preferred Securities offered by this prospectus; however, some of Capitol’s subsidiaries will receive proceeds if they sell their Trust Preferred Securities.

References to “Capitol,” “us,” “we” or “our” in this prospectus mean Capitol Bancorp Ltd.

This prospectus constitutes part of the registration statement of Form S-3 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf” registration or continuous offering process.  It omits some of the information contained in the registration statement and reference is made to the registration statement for further information with regard to Capitol and the securities being offered by the selling securityholders. Any statement contained in the prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the Securities and Exchange Commission is not necessarily complete, and in each instance, reference is made to the copy of the document filed.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates statements that Capitol believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to Capitol’s financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to” or other similar words.  You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to those described in this prospectus, any applicable prospectus supplement or the documents incorporated by reference.  When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements Capitol may make.  Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to Capitol.  Capitol undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

The forward-looking statements involve certain risks and uncertainties.  Capitol cannot predict the results or actual effects of its plans and strategies, which are inherently uncertain.  Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements.  Some of the factors that may cause Capitol’s actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed in Capitol’s SEC filings that are incorporated herein by reference, including future filings, as well as the following:

•	the environment for formation of new banks could change adversely;

•	new banks, which include Capitol’s younger affiliates, incur operating losses and may not contribute to consolidated earnings for a period of time;

•	the environment which has made both capital and management talent readily available for formation of new banks could change adversely;

•	changes in regulations, or regulatory action regarding Capitol or its banks could limit future expansion plans;

•	Capitol’s consolidated allowance for loan losses is based on estimates;

•	concentrations in loans secured by commercial real estate could limit or delay future expansion plans and loss estimates could change significantly if real estate market conditions deteriorate;

•	the complexity of Capitol’s structure (a mixture of partially-owned and wholly-owned banks and related entities) complicates financial analysis;

•	the results of Capitol’s efforts to implement its business strategy may not meet the expectations underlying its forward-looking statements;

•	legislation or regulatory requirements may adversely impact Capitol’s banking business and/or expansion strategy;

•	competitive pressure among financial services companies may increase significantly, which may adversely affect Capitol’s ability to market its products and services;

•	general economic conditions may be less favorable than expected;

•	changes in the interest rate environment may reduce interest margins and impact funding sources;

•	changes in market rates and prices may adversely impact the value of financial products and assets;

•	legislation or regulatory environments, requirements or changes may adversely affect businesses in which Capitol is engaged;

•	litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect Capitol or its businesses;

•	trade, monetary and fiscal policies of various governmental bodies may affect the economic environment in which Capitol operates, as well as its financial condition and results of operations;

•
adversity in general economic conditions, or in the condition of the local economies or industries in which Capitol has significant operations or assets, could, among other things, materially impact credit quality trends and Capitol’s ability to generate loans;

•
it could take Capitol longer than it anticipates to implement strategic initiatives designed to grow revenue or manage expenses; Capitol may be unable to implement certain initiatives; or the initiatives may be unsuccessful;

•	acquisitions and dispositions of assets, business units or affiliates could adversely affect Capitol in ways that management has not anticipated;

•	Capitol may experience operational or risk management failures due to technological or other factors;

•	changes in the stock markets, public debt markets and other capital markets could adversely affect Capitol’s ability to raise capital or other funding for liquidity and business purposes;

•
terrorist activities or military actions could disrupt the economy and the general business climate, which may have an adverse effect on Capitol’s financial results or condition and that of Capitol’s borrowers;

•	Capitol may become subject to new accounting, tax or regulatory practices or requirements; and

•	Capitol may engage in various merger and other business combination transactions, which entail various risks and uncertainties, including:

▪	revenues following the transaction may be lower than expected;

▪
deposit attrition, operating costs, customer loss and business disruption following any such transaction, including difficulties in maintaining relationships with employees, may be greater than expected; and

▪	Capitol may not be able to achieve cost or revenue synergies and other benefits anticipated from the transaction in full, at the times Capitol anticipates or at all.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements.  You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document.  Capitol cautions investors not to place significant reliance on the forward-looking statements contained in this prospectus, any prospectus supplement, and the documents Capitol incorporates by reference.

You should refer to Capitol’s periodic and current reports filed with the SEC (and incorporated by reference herein) for further information on other factors that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.  See above under the caption “Where You Can Find More Information” and “Documents Incorporated by Reference” in this prospectus.

SUMMARY INFORMATION

        This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the Trust Preferred Securities. You should read this entire prospectus and any applicable prospectus supplement, including the “Risk Factors” section and the documents incorporated by reference.

CAPITOL BANCORP LTD.

        Capitol is a $5.3 billion national community bank development company, with a network of 64 separately chartered banks with operations in 17 states.  Capitol is the holder of the largest number of individual bank charters in the country.  Capitol identifies opportunities for the development of new community banks, raises capital, and mentors new community banks through their stages of development and provides efficient back-office services to its growing network of community banks. Each of Capitol’s community banks has full local decision-making authority and is managed by an on-site president under the direction of a local board of directors, composed of business leaders from the bank’s community.  Founded in 1988, Capitol has executive offices in Lansing, Michigan, and Phoenix, Arizona.  At June 30, 2008, Capitol had total assets of $5.3 billion, deposits of $4.2 billion and stockholders’ equity of $386 million.

        Through its subsidiary banks and other affiliates, Capitol’s banks provide their customers with relationship-based banking, trust and other financial services and products.  Capitol’s banks provide a full range of customer-focused banking services to individuals, businesses and other customers located in the bank’s community, including commercial lending, equipment leasing, trust services, brokerage and investment advisory services, property and casualty insurance, brokerage services, life insurance and annuity products and portfolio management services.

Capitol’s Development Strategy

        Bank Development as a Defined Focus.  Bank development on a national scale is a natural extension of Capitol’s focused community banking model.  Capitol’s bank development philosophy is based on the following key ingredients necessary to start a new bank:

•	A bank president candidate with a significant background in the future bank’s business community, who is capable of attracting customer relationships and other banking professionals;

•	An office address from which to operate a bank, optimally located in the center of commerce within the applicable business community;

•	A dynamic and diverse group of potential board members, drawn from the local business community, to oversee the future bank’s activities and assist in business development; and

•	Availability of capital from community investors seeking to invest up to 49% in the required start-up equity of the future bank.

        Each new bank typically starts as a single-location office.  The bank is led by a president and a team of banking professionals with significant local experience, overseen by an independent board of directors composed of business leaders drawn from that local community.  Each bank has on-site authority to make all decisions which directly affect the customer, such as credit approval and the pricing and structure of loan and deposit products. Capitol’s development strategy is to foster an environment where its banking professionals focus on meeting and exceeding customers’ needs, as opposed to transaction-oriented financial institutions which only focus on selling financial products to customers and emphasizing market share.

        Notably, “market size” is not a significant factor in Capitol’s approach to bank development.  Rather, the key is people.  Capitol has recognized from its beginning that its banking focus always has been, and always will be, a people business.  As a result, Capitol’s banks are often small in market size, which facilitates an emphasis on personalized banking relationships.

        “Incubation” of Young Community Banks.  New banks, just like most start-up businesses, are rarely profitable from the outset.  Each of Capitol’s new bank subsidiaries is provided with sufficient capital to absorb early period losses and to support balance-sheet growth.  During these early periods of operation, Capitol’s management works closely with the de novo bank’s president in providing guidance and assistance to help achieve the bank’s goals and objectives as it navigates toward future profitability.  When a de novo bank achieves certain developmental milestones (such as age, cumulative profitability, return on equity or other measures), Capitol may offer the bank’s community investors (up to 49% of the bank’s start-up capital) an opportunity to exchange their bank investment for shares of Capitol’s common stock, at a multiple of the bank’s then current book value. The associated exchange offer (which Capitol is not contractually obligated to offer) is generally subject to approval by the bank’s shareholders.  When the exchange offer is made, the bank is often ‘turning the corner’ on cumulative profitability.  If the shareholders elect to enter into the share exchange transaction, the bank’s shareholders can achieve both a return on their original investment in the bank and liquidity in the form of marketable shares of Capitol’s common stock.  In 2007, Capitol completed one share-exchange transaction, and two share-exchange transactions were completed in 2006.

        Monitoring and Managing Capitol’s Investments in Community Banks.  The concept of bank development is not limited to starting and nurturing new banks. At Capitol, it also means nurturing middle-stage and mature bank affiliates to help them maximize their potential.  Capitol monitors and manages its investments in community banks through regional presidents, supported by Capitol’s bank financial analysis group.  Capitol’s bank financial analysis group assists its bank subsidiaries in the development of detailed budgets, assists with asset/liability management strategies, monitors progress with the banks’ business plans and reviews monthly operating results for each bank. In addition to the monitoring of operating results, Capitol assists its banks in managing capital, including funding supplemental capital when needed to support bank growth.

        Capitol’s unique relationship with its banks is multidimensional: as an investor, mentor and service provider. As investor, Capitol closely monitors the financial performance of its bank subsidiaries. Capitol’s mentoring role of providing assistance and guidance when and where necessary to help enhance bank performance is most important for its newest bank subsidiaries, where guidance is needed during their early formative stages. Capitol also provides efficient back-office support services which can be conducted centrally or regionally for all of its bank subsidiaries and which do not involve a direct interface with the bank customer. These services include:

•	Accounting;

•	Capital management;

•	Credit administration;

•	Data processing;

•	Human resources administration;

•	Internal audit; and

•	Legal support.

        Diversification Strategy.  Capitol continues to expand geographically to minimize a concentration of assets in any particular region. Over the last ten years, Capitol has specifically expanded its geographic presence by entering new markets, such as California, Colorado, Nevada, Texas and the Southeast regions.

  The following table presents the percentage of the Company’s total assets for selected regions:

Percentage of Total Assets By Region
	June 30,	As of December 31,
	2008	2004	2000	1997
By Region:
Great Lakes	39.2%	54.2%	67.8%	91.1%
Arizona	20.1%	27.8%	25.1%	7.9%
California	10.7%	6.9%	0.0%	0.0%
Nevada	9.3%	10.2%	6.5%	0.0%
Other	20.7%	0.9%	0.6%	1.0%
Consolidated Total	100.0%	100.0%	100.0%	100.0%

As the table above highlights, Capitol's strategy of entering new markets has resulted in diversification. The Great Lakes Region (which includes Michigan, Indiana and Ohio) continues to shrink as a percentage of the consolidated total, comprising 39.2% of Capitol’s consolidated assets at June 30, 2008, compared to more than 50% at December 31, 2004 and 91.1% at December 31, 1997.  Future asset growth and bank development is expected to emphasize regions other than the Great Lakes Region, improving the balance of Capitol’s geographic presence and reducing the exposure to adverse economic conditions of any particular region.

        The following tables provide information regarding each of the regions in which Capitol operates:

			Six Months ended June 30,
	Total Assets		Revenue		Net Income
	6/30/08	12/31/07	2008	2007	2008	2007
	(dollars in thousands)
By Region:
Arizona	$1,070,930	$1,033,001	$37,223	$43,463	$2,390	$7,203
California	568,833	525,383	16,820	16,358	63	126
Colorado	194,031	128,930	5,334	2,738	(223)	(175)
Great Lakes	2,094,369	2,044,487	67,906	73,673	(986)	3,229
Midwest	172,147	113,587	4,778	2,366	(793)	(573)
Nevada	494,568	474,882	16,747	18,414	1,283	2,815
Northeast	34,436	17,171	712		(409)
Northwest	161,517	123,590	4,466	2,907	(1,957)	(1,092)
Southeast	410,588	351,403	11,975	10,009	(141)	(108)
Texas	48,360	20,934	864		(801)
Other, net	90,621	68,395	1,857	593	4,388	1,144
Consolidated Total	$5,340,400	$4,901,763	$168,682	$170,521	$2,814	$12,569

	Portfolio Loans		Allowance for Loan Losses		Nonperforming Loans
	6/30/08	12/31/07	6/30/08	12/31/07	6/30/08	12/31/07
	(dollars in thousands)
By Region:
Arizona	$919,022	$949,808	$10,435	$9,129	$15,695	$11,210
California	455,138	407,391	6,170	5,110	3,625	4,548
Colorado	174,681	125,568	2,579	1,883	-	-
Great Lakes	1,876,351	1,865,340	33,796	29,140	59,998	48,271
Midwest	149,837	102,617	2,252	1,509	-	-
Nevada	432,730	422,609	5,589	4,373	9,087	1,079
Northeast	30,195	12,421	455	187	-	-
Northwest	134,855	96,851	2,419	1,587	192	222
Southeast	332,217	290,580	4,816	4,227	2,071	915
Texas	36,341	12,970	514	190	-	-
Other, net	23,156	28,546	(5,121)	789	5,043	6,385
Consolidated Total	$4,564,523	$4,314,701	$63,904	$58,124	$95,711	$72,630

Recent Developments

        Common Stock Dividend.    On August 8, 2008, Capitol announced its 64th consecutive quarterly cash dividend to shareholders. The declared dividend of $0.05 is payable September 1, 2008 to holders of record as of August 15, 2008.

        Consolidation of Two Michigan Bank Affiliates.  On April 30, 2008, Capitol announced that it plans to consolidate two affiliate banks, Oakland Commerce Bank and Macomb Community Bank. The two southeast Michigan banks are proposed to join and operate as one. Macomb Community Bank is located in Clinton Township, approximately 30 miles northeast of Oakland Commerce Bank in Farmington Hills. This proposed merger transaction is subject to regulatory approval.

        Community Bank and Joint Venture Developments.  On May 5, 2008, Capitol announced the opening of its 10th individually chartered community bank in Arizona, Colonia Bank, located in Phoenix. On May 15, 2008, Pisgah Community Bank, located in Asheville, North Carolina, commenced operations. Both of these banks are majority-owned by bank-development subsidiaries controlled by Capitol.

        Through July 31, 2008, Capitol has opened four de novo community banks in 2008 and currently has applications pending for two de novo banks in two states. Earlier in 2008, Capitol also announced a joint venture that will result in a 51 percent ownership of Forethought Federal Savings Bank, an industry leader in providing trust-related, pre-need funeral planning products and services.

        Public Offering and Private Placement of Notes.  In July 2008, Capitol completed a public offering of $38.1 million of 10.5% trust preferred securities issued by Capitol Trust XII.  Several of Capitol's bank subsidiaries purchased securities in this offering.  Net proceeds from the offering approximated $14 million.  Capitol also completed a private placement of 9% senior notes in June 2008 approximating $14 million.

THE OFFERING

Securities Offered:	2,460,000 Trust Preferred Securities

Securities Outstanding:	______________, as of ___________, 2008

Use of Proceeds:
Capitol will not receive any proceeds from the sale of Trust Preferred Securities offered by this prospectus; however, some of Capitol's subsidiaries will receive proceeds if they sell their Trust Preferred Securities.

Risk Factors:
Investing in the Trust Preferred Securities involves a high degree of risk.  See the Section below under the heading “Risk Factors,” Capitol’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 in Item 1A under “Risk Factors” and as updated in any future filings Capitol makes with the SEC that are incorporated by reference herein.

NYSE Symbol:	CBC PrB

The selling securityholders may sell the Trust Preferred Securities subject to this prospectus from time to time and may also decide not to sell all of the Trust Preferred Securities they are allowed to sell under this prospectus.  The selling securityholders will act independently in making decisions with respect to the timing, manner and size of each sale.  Furthermore, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Trust Preferred Securities in the course of hedging in positions they assume.  The selling securityholders may also sell the Trust Preferred Securities short and deliver the Trust Preferred Securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling securityholders may also loan or pledge the Trust Preferred Securities to broker-dealers that in turn may sell such Trust Preferred Securities.

CAPITOL TRUST XII

        The Trust is a statutory trust formed under Delaware law pursuant to:

•	an amended and restated trust agreement executed by Capitol, as depositor of the Trust, the Administrative trustees and the Delaware trustee of the Trust; and

•	a certificate of trust filed with the Delaware Secretary of State.

        The Trust exists for the exclusive purposes of:

•	issuing the Trust Preferred Securities and common securities representing undivided beneficial interests in the Trust;

•	investing the proceeds from the sale of the Trust Preferred Securities and common securities in the Debentures; and

•	engaging in only those activities convenient, necessary or incidental to these purposes.

        The Trust’s business and affairs is conducted by its trustees.  The trustees are Wells Fargo Bank, N.A. as the “property trustee,” Wells Fargo Delaware Trust Company as the “Delaware trustee,” and three individual trustees, or “administrative trustees,” who are employees or officers of or affiliated with Capitol.

        The principal executive office of the Trust is c/o Capitol Bancorp Ltd., Capitol Bancorp Center, 200 Washington Square North, Fourth Floor, Lansing, Michigan 48933 Attention: Administrative Trustees of Capitol Trust XII, and the Trust’s telephone number is (517) 487-6555.

THE TRUST PREFERRED SECURITIES

        Each Trust Preferred Security represents an undivided beneficial interest in the Trust.

        The Trust sold the Trust Preferred Securities to the public (including affiliates of Capitol) and its common securities to Capitol.  The Trust used the proceeds from those sales to purchase $39,226,820 aggregate principal amount of 10.50% Junior Subordinated Debentures due 2038 of Capitol, which Capitol refers to in this prospectus as the “Debentures.”  Capitol will pay interest on the Debentures at the same rate and on the same dates as the Trust makes payments on the Trust Preferred Securities.  The Trust will use the payments it receives on the Debentures to make the corresponding payments on the Trust Preferred Securities.

Distributions

        If you purchase Trust Preferred Securities, you will be entitled to receive periodic distributions on the stated liquidation amount of $10 per Trust Preferred Security (the “liquidation amount”) on the same payment dates and in the same amounts as Capitol pays interest to the Trust on a principal amount of Debentures equal to the liquidation amount of such Trust Preferred Security.  Distributions will accumulate from July 7, 2008.  The Trust will make distribution payments on the Trust Preferred Securities quarterly in arrears on the last calendar day of March, June, September and December of each year, commencing on September 30, 2008.  In the event that any date on which distributions are payable is not a business day, payment of that distribution will be made on the next business day (and without any interest or other payment in connection with this delay) except that, if the next business day falls in the next calendar year, payment of the distribution will be made on the immediately preceding business day, in either case with the same force and effect as if made on the original distribution date.  If, as described below, Capitol defers payment of interest on the Debentures, distributions by the Trust on the Trust Preferred Securities will also be deferred.

Deferral of Distributions

        Capitol has the right, on one or more occasions, so long as no event of default under the Debentures has occurred and is continuing, to defer the payment of interest on the Debentures for one or more consecutive interest periods that do not exceed 20 consecutive quarters, without giving rise to an event of default under the terms of the Debentures or the Trust Preferred Securities.  However, no interest deferral may extend beyond the maturity date of the Debentures.

        If Capitol exercises its right to defer interest payments on the Debentures, the Trust will also defer paying a corresponding amount of distributions on the Trust Preferred Securities during that period of deferral.

        Although neither Capitol nor the Trust will be required to make any interest or distribution payments during a deferral period, interest on the Debentures will continue to accrue during deferral periods and, as a result, distributions on the Trust Preferred Securities will continue to accumulate at the interest rate of 10.50% on the Debentures, compounded on each distribution date.

        Following the end of a deferral period, Capitol will be required, to calculate and pay all interest accrued and unpaid on the Debentures, and then the applicable amounts will be paid with respect to the Trust Preferred Securities. During a deferral period, Capitol will be restricted from taking certain actions.  See “—Certain Payment Restrictions Applicable to Capitol” below.

        If Capitol defers payments of interest on the Debentures, the Debentures will be treated as being issued with original issue discount for United States federal income tax purposes.  This means that you must include interest income with respect to the deferred distributions on your Trust Preferred Securities in your gross income for United States federal income tax purposes, even though neither Capitol nor the Trust will make actual payments on the Debentures, or on the Trust Preferred Securities, as the case may be, during the relevant deferral period.  See “Certain United States Federal Income Tax Consequences—United States Holders—Interest Income and Original Issue Discount.”

Redemption of Trust Preferred Securities

        The Trust will use the proceeds of any repayment or redemption of the Debentures to redeem, on a proportionate basis, an equal amount of Trust Preferred Securities and common securities.  See “Description of the Trust Preferred Securities and Related Instruments—Redemption or Exchange.”

        For a description of Capitol’s rights to redeem the Debentures, see “Description of the Debentures—Redemption or Exchange.”

Liquidation of the Trust and Distribution of Debentures to Holders

        Subject to Capitol having received prior approval of the Board of Governors of the Federal Reserve System (which Capitol refers to in this prospectus as the Federal Reserve Board), if such approval is then required under applicable capital guidelines or policies of the Federal Reserve Board, Capitol has the right at any time to terminate and liquidate the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, cause the Debentures issued by the Trust to be distributed to the holders of the Trust Preferred Securities and common securities in liquidation of the Trust.

Book-Entry

        The Trust Preferred Securities are represented by one or more global securities registered in the name of and deposited with The Depository Trust Company (“DTC”) or its nominee.  This means that you will not receive a certificate for your Trust Preferred Securities, and Trust Preferred Securities will not be registered in your name, except under certain limited circumstances described below in “Book-Entry System.”

        The Trust Preferred Securities were accepted for clearance by DTC. Beneficial interests in the global securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants.  Owners of beneficial interests in the Trust Preferred Securities will receive all payments relating to their Trust Preferred Securities in U.S. dollars.

THE DEBENTURES

Interest

        The Debentures will bear interest at the annual rate of 10.50% from the original date of issuance.  Capitol will pay that interest quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (Capitol refers to these dates as “interest payment dates” ), commencing on September 30, 2008, subject to Capitol’s right to defer interest payments as described above.

        In the event any interest payment date is not a business day, the interest payment will be made on the following business day without adjustment, provided that if the next business day is in the next succeeding calendar year, the interest payment will be made on the immediately preceding business day without adjustment.

Subordination

        The Debentures are unsecured and subordinated upon Capitol’s liquidation, including all of Capitol’s existing and future senior and subordinated indebtedness, but will rank equally upon liquidation with Capitol’s outstanding trust preferred securities, and with debt that by its terms does not rank senior upon Capitol’s liquidation to the Debentures and with Capitol’s trade creditors, and will be effectively subordinated to all liabilities of Capitol’s subsidiaries.  As of June 30, 2008, Capitol’s indebtedness for money borrowed ranking senior to the Debentures upon liquidation, on an unconsolidated basis, totaled approximately $15 million and Capitol’s subsidiaries’ direct borrowings and deposit liabilities that would effectively rank senior to the Debentures totaled approximately $4.6 billion.  See “Description of the Debentures—Subordination of the Debentures” for the definition of “senior and subordinated indebtedness.”

Certain Payment Restrictions Applicable to Capitol

        If there has occurred an event that would constitute an event of default under the Debentures, if Capitol is in default under its obligations pursuant to the Guarantee (see “—Guarantee by Capitol” below) or if Capitol has given notice of its election to defer payment of interest on the Debentures or any such deferral period is continuing, Capitol may not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of Capitol’s capital stock other than:

▪
dividends or distributions in Capitol’s common stock or a declaration of a non-cash dividend in connection with implementing a shareholder rights plan, or the issuance or redemption of stock pursuant to a shareholder rights plan,

▪	purchases of Capitol’s common stock under officer, director or employee benefit plans, or

▪	as a result of reclassifying Capitol’s stock;

•
make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of Capitol’s debt securities that rank on a parity in all respects with or junior in interest to the corresponding junior subordinated debentures, or make any payment under a guarantee of any subsidiary’s securities if the guarantee ranks on a parity in all respects with or junior in interest to the corresponding junior subordinated debentures; or

•	redeem, purchase or acquire less than all of the outstanding Debentures or any of the Trust Preferred Securities.

Limitation on Additional Junior Indebtedness

        The indenture governing the Debentures restricts Capitol, as well as Capitol’s affiliates, from incurring certain additional junior indebtedness, other than:

•	indebtedness that is expressly junior and subordinated to the Debentures; and

•	indebtedness that is pari passu with the Debentures, unless the specified financial ratio is satisfied.

        See “Description of the Debentures—Limitation on Additional Junior Indebtedness.”

Maturity and Redemption of Debentures

        Unless Capitol elects to accelerate the maturity date as provided below, the principal amount of the Debentures, together with accrued and unpaid interest, is due and payable on September 30, 2038. At any time after September 30, 2013, but before the date which is 90 days before September 30, 2038, Capitol may elect to shorten the maturity date of the Debentures, provided that Capitol has received the prior approval of the Federal Reserve Board if then required under the applicable capital guidelines, policies or regulations of the Federal Reserve Board.

        Capitol may elect to redeem any or all of the Debentures at any time on or after September 30, 2013, to the extent Capitol owns any Trust Preferred Securities or, subject to having received the prior approval of the Federal Reserve Board if then required under the capital guidelines, policies or regulations of the Federal Reserve Board, if certain changes occur relating to the capital treatment or tax treatment of the Debentures or investment company laws, which Capitol sometimes refers to as special events.  The redemption price of the Debentures will be equal to their principal amount, plus accrued and unpaid interest thereon to the date of redemption. For a description of the special events that would permit redemption of the Debentures, see “Description of the Debentures—Redemption.”

Events of Default

        The following events are “events of default” with respect to the Debentures:

•
default in the payment of interest on any Debentures and such default continues for a period of 30 days; provided that a valid deferral of an interest payment will not constitute a default in the payment of interest;

•	default in the payment of principal of the Debentures when due and payable;

•
failure to observe any covenants or agreements with respect to the Debentures for a period of 90 days after Capitol receives notice of such default by the indenture trustee or requisite number of holders of Trust Preferred Securities;

•	the bankruptcy of Capitol; and

•	certain circumstances leading to the dissolution, winding up or termination of the Trust.

        Except in the case of the bankruptcy of Capitol (in which case automatic acceleration will occur), if an event of default under the indenture occurs and continues, the indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debentures may declare the entire principal and all accrued but unpaid interest of all Debentures to be due and payable immediately. If the indenture trustee or the holders of Debentures do not make such declaration and the Debentures are beneficially owned by the Trust or trustee of the Trust, the property trustee or the holders of at least 25% in aggregate liquidation amount of the Trust Preferred Securities shall have such right. In calculating the 25% threshold, the Trust Preferred Securities held by Capitol’s affiliates will be treated as if they were not outstanding.

GUARANTEE BY CAPITOL

        Capitol will fully and unconditionally guarantee payment of amounts due under the Trust Preferred Securities on a subordinated basis, but only to the extent the Trust has funds available for payment of those amounts. Capitol refers to this obligation as the “guarantee.” However, the guarantee does not cover payments if the Trust does not have sufficient funds to make the distribution payments, including, for example, if Capitol has failed to pay to the Trust amounts due under the Debentures.

        As issuer of the Debentures, Capitol is also obligated to pay the expenses and other obligations of the Trust, other than its obligations to make payments on the Trust Preferred Securities.

THE OFFERING

Securities Offered:	2,460,000 Trust Preferred Securities

Securities Outstanding:	______________, as of ___________, 2008

Use of Proceeds:
Capitol will not receive any proceeds from the sale of Trust Preferred Securities offered by this prospectus; however, some of Capitol's subsidiaries will receive proceeds if they sell their Trust Preferred Securities.

Risk Factors:
Investing in the Trust Preferred Securities involves a high degree of risk.  See the Section below under the heading “Risk Factors,” Capitol’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 in Item 1A under “Risk Factors” and as updated in any future filings Capitol makes with the SEC that are incorporated by reference herein.

NYSE Symbol:	CBC PrB

The selling securityholders may sell the Trust Preferred Securities subject to this prospectus from time to time and may also decide not to sell all of the Trust Preferred Securities they are allowed to sell under this prospectus.  The selling securityholders will act independently in making decisions with respect to the timing, manner and size of each sale.  Furthermore, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Trust Preferred Securities in the course of hedging in positions they assume.  The selling securityholders may also sell the Trust Preferred Securities short and deliver the Trust Preferred Securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling securityholders may also loan or pledge the Trust Preferred Securities to broker-dealers that in turn may sell such Trust Preferred Securities.

CAPITOL BANCORP LTD.

About Capitol Bancorp Ltd.

        Capitol is a $5.3 billion national community bank development company, with a network of 64 separately chartered banks and bank operations in 17 states.  Capitol is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, with executive offices located at the Capitol Bancorp Center, 200 Washington Square North, Fourth Floor, Lansing, Michigan 48933.  Capitol’s telephone number is (517) 487-6555. Capitol also has executive offices located at 2777 East Camelback Road, Suite 375, Phoenix, Arizona 85016 (telephone number (602) 955-6100).

        Capitol is a uniquely structured affiliation of community banks.  Each of Capitol’s banks is viewed by its management as being a separate business from the perspective of monitoring performance and allocation of financial resources. Capitol uses a unique strategy of bank ownership and development.

        Capitol’s operating strategy is to provide transactional, processing and administrative support and mentoring to aid in the effective growth and development of its banks.  It provides access to support services and management with significant experience in community banking. These administrative and operational support services do not require a direct interface with the bank customer and therefore can be consolidated more efficiently without affecting the bank customer relationship.  Subsidiary banks have full decision-making authority in structuring and approving loans and in the delivery and pricing of other banking services.

        Additional information about Capitol and its subsidiaries is included in documents incorporated by reference in this document.  See “Where You Can Find More Information.” Capitol’s principal executive office is located at Capitol Bancorp Center, 200 Washington Square North, Fourth Floor, Lansing, Michigan 48933, and Capitol’s telephone number is (517) 487-6555.

Recent Developments

        Common Stock Dividend.  On August 8, 2008, Capitol announced its 64th consecutive quarterly cash dividend to shareholders.  The declared dividend of $0.05 is payable September 1, 2008 to holders of record as of August 15, 2008.

        Consolidation of Two Michigan Bank Affiliates.  On April 30, 2008, Capitol announced that it plans to consolidate two affiliate banks, Oakland Commerce Bank and Macomb Community Bank.  The two southeast Michigan banks are proposed to join and operate as one.  Macomb Community Bank is located in Clinton Township, approximately 30 miles northeast of Oakland Commerce Bank in Farmington Hills.  This proposed merger transaction is subject to regulatory approval.

        Community Bank and Joint Venture Developments.  On May 5, 2008, Capitol announced the opening of its 10th individually chartered community bank in Arizona, Colonia Bank, located in Phoenix.  On May 15, 2008, Pisgah Community Bank, located in Asheville, North Carolina, commenced operations.  Both of these banks are majority-owned by bank-development subsidiaries controlled by Capitol.

        Through July 31, 2008, Capitol has opened four de novo community banks in 2008 and currently has applications pending for two de novo banks in two states.  Earlier in 2008, Capitol also announced a joint venture that will result in a 51 percent ownership of Forethought Federal Savings Bank, an industry leader in providing trust-related, pre-need funeral planning products and services.

        Public Offering and Private Placement of Notes.  In July 2008, Capitol completed a public offering of $38.1 million of 10.5% trust preferred securities issued by Capitol Trust XII.  Several of Capitol's bank subsidiaries purchased securities in this offering.  Net proceeds from the offering approximated $14 million.  Capitol also completed a private placement of 9% senior notes in June 2008 approximating $14 million.

THE TRUST

        The following is a summary of some of the terms of the Trust.  This summary, together with the summary of some of the provisions of the related documents described below, contains a description of the material terms of the Trust but is not necessarily complete.  Capitol refers you to the documents referred to in the following description, copies of which are available upon request as described above under “Where You Can Find More Information.”

        Capitol Trust XII, or the “Trust,” is a statutory trust organized under Delaware law pursuant to a trust agreement, signed by Capitol, as sponsor of the Trust, and the Delaware trustee and the administrative trustees and the filing of a certificate of trust with the Delaware Secretary of State. The trust agreement was amended and restated in its entirety by Capitol, the Delaware trustee, the property trustee and the administrative trustees before the issuance of the Trust Preferred Securities.  Capitol refers to the trust agreement, as so amended and restated, as the “Trust Agreement.”  The Trust Agreement was qualified as an indenture under the Trust Indenture Act of 1939, as amended, or “Trust Indenture Act.”

        The Trust was established solely for the following purposes:

•	issuing the Trust Preferred Securities and common securities representing undivided beneficial interests in the Trust;

•	investing the gross proceeds of the Trust Preferred Securities and the common securities in the Debentures; and

•	engaging in only those activities convenient, necessary or incidental thereto.

        Capitol owns all of the Trust’s common securities, either directly or indirectly. The common securities rank equally with the Trust Preferred Securities and the Trust will make payment on its trust securities pro rata, except that upon certain events of default under the Trust Agreement relating to payment defaults on the Debentures, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities.

        The Trust’s business and affairs is conducted by its trustees, each appointed by Capitol as sponsor of the Trust. The trustees are Wells Fargo Bank, N.A. as the “property trustee,” Wells Fargo Delaware Trust Company as the “Delaware trustee” and three or more individual trustees, or “administrative trustees,” who are employees or officers of or affiliated with Capitol. The property trustee acts as sole trustee under the Trust Agreement for purposes of compliance with the Trust Indenture Act and also acts as trustee under the guarantee and the indenture. See “Description of the Guarantee.”

        Unless an event of default under the indenture has occurred and is continuing at a time that the Trust owns any Debentures, the holders of the common securities are entitled to appoint, remove or replace the property trustee and/or the Delaware trustee. Holders of a majority in liquidation amount of the Trust Preferred Securities are entitled to appoint, remove or replace the property trustee and/or the Delaware trustee if an event of default under the indenture has occurred and is continuing.

        The right to vote to appoint, remove or replace the administrative trustees is vested exclusively in Capitol, as the sole holder of the Trust’s common securities, and in no event will the holders of the Trust Preferred Securities have such right.

        The Trust is a “finance subsidiary” of Capitol within the meaning of Rule 3-10 of Regulation S-X under the Securities Act.  As a result, no separate financial statements of the Trust are included in this prospectus, and Capitol does not expect that the Trust will file reports with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

        The Trust is perpetual, but may be dissolved earlier as provided in the Trust Agreement.

REGULATORY CONSIDERATIONS

        Capitol is extensively regulated under both federal and state law. Capitol is a bank holding company under the Bank Holding Company Act of 1956 (the “Bank Holding Company Act”), as amended and Regulation Y thereunder. As such, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) regulates, supervises and examines Capitol. Capitol’s banking subsidiaries have deposit insurance provided by the Federal Deposit Insurance Corporation through the Deposit Insurance Fund. For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to Capitol, please refer to Capitol’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and any subsequent reports Capitol files with the SEC, which are incorporated by reference in this prospectus.

        This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, Capitol’s earnings are affected by actions of the Federal Deposit Insurance Corporation, which insures the deposits of Capitol’s banking subsidiaries within certain limits, of certain other federal and state regulatory agencies that regulate Capitol and its bank subsidiaries, and the SEC.

        Capitol’s earnings are also affected by general economic conditions, Capitol’s management policies and legislative action. In addition, there are numerous governmental requirements and regulations that affect Capitol’s business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on Capitol’s business.

        Neither the Federal Reserve Board nor any other federal or state regulatory agency has approved or disapproved of the purchase of the Trust Preferred Securities by Capitol’s bank subsidiaries or other affiliates in this offering.

        Depository institutions, like Capitol’s bank subsidiaries, are also affected by various federal and state laws, including those relating to consumer protection and similar matters. Capitol also has other subsidiaries regulated, supervised and examined by the Federal Reserve Board, as well as other relevant state and federal regulatory agencies and self-regulatory organizations, including, without limitation, the Officer of the Comptroller of the

Currency, the Officer of Thrift Supervision and the New York Stock Exchange, Inc. Capitol’s non-bank subsidiaries may be subject to other laws and regulations of the federal government or the various states in which they do business.

ACCOUNTING AND REGULATORY CAPITAL TREATMENT

        The Trust is not consolidated on Capitol’s balance sheet as a result of the accounting changes reflected in Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities,” as revised in December 2003.  Accordingly, for balance-sheet purposes, Capitol recognizes the aggregate principal amount, net of discount, of the Debentures Capitol issues to the Trust as a liability and the amount Capitol invests in the Trust’s common securities as an asset.  The interest paid on the Debentures is recorded as interest expense on Capitol’s income statement.

        On March 1, 2005, the Federal Reserve adopted amendments to its risk-based capital guidelines. Among other things, the amendments confirm the continuing inclusion of outstanding and prospective issuances of trust preferred securities in the Tier 1 capital of bank holding companies, but make the qualitative requirements for trust preferred securities issued on or after April 15, 2005 more restrictive in certain respects and make the quantitative limits applicable to the aggregate amount of trust preferred securities and other restricted core capital elements that may be included in Tier 1 capital of bank holding companies more restrictive. Capitol believes that the Trust Preferred Securities will qualify as Tier 1 capital, unless owned by any of Capitol’s bank subsidiaries.

RISK FACTORS

        An investment in the Trust Preferred Securities is subject to the risks described below, which may affect the value of the Trust Preferred Securities. In addition, Capitol’s business, financial condition and results of operations are subject to various risks, uncertainties and other factors, including those discussed below and elsewhere in the prospectus, any applicable prospectus supplement and the documents incorporated by reference therein.

        You should carefully review the following risk factors and other information, including the section entitled “Forward-Looking Statements,” contained in this prospectus, in the documents incorporated by reference in this prospectus and any applicable prospectus supplement before deciding whether this investment is suited to your particular circumstances. In addition, because each Trust Preferred Security sold in the offering will represent a beneficial interest in the Trust, the only assets of which will be Capitol’s Debentures, you are also making an investment decision with regard to the Debentures, as well as Capitol’s guarantee of the Trust’s obligations. You should carefully review all the information in this prospectus about all of these securities.

Risks Relating to Capitol’s Business

Newly formed banks are likely to incur significant operating losses that could negatively affect the availability of earnings to support future growth.

        Many of Capitol’s bank subsidiaries are less than three years old. Capitol is engaged in significant new bank development activities. Newly formed banks are expected to incur operating losses in their early periods of operation because of an inability to generate sufficient net interest income to cover operating costs. Newly formed banks may never become profitable. Current accounting rules require immediate write-off, rather than capitalization, of start-up costs and, as a result, future newly-formed banks are expected to report larger early period operating losses. Those operating losses can be significant and can occur for longer periods than planned depending upon the ability to control operating expenses and generate net interest income, which could affect the availability of earnings retained to support future growth or to fund dividends to Capitol, which could impact its ability to make payments on the Debentures.

If Capitol is unable to manage its growth, Capitol’s ability to provide quality services to customers could be impaired and cause Capitol’s customer and employee relations to suffer.

        Capitol has rapidly and significantly expanded its operations, and is engaged in significant new bank development activities. Capitol’s rapid growth has placed significant demands on its management and other resources which, given Capitol’s expected future growth rate, are likely to continue. To manage future growth, Capitol will need to attract, hire and retain highly skilled and motivated officers and employees and improve existing systems and/or implement new systems for:

•	transaction processing;

•	operational and financial management; and

•	training, integrating and managing Capitol’s growing employee base.

The favorable environment for formation of new banks could change adversely, which could severely limit Capitol’s expansion opportunities.

        Capitol’s growth strategy includes the addition of new banks. Thus far, Capitol has experienced favorable business conditions for the formation of small, customer-focused community banks. Those favorable conditions could change suddenly or over an extended period of time. A change in the availability of financial capital, human resources or general economic conditions could eliminate or severely limit expansion opportunities. To the extent Capitol is unable to effectively attract personnel and deploy financial capital in new or existing banks, this could adversely affect future asset growth, earnings and the value of Capitol’s securities.

Capitol’s banks’ small size may make it difficult to compete with larger institutions because Capitol is not able to compete with large banks in the offering of significantly larger loans.

        Capitol endeavors to capitalize its newly formed banks with a moderate dollar amount permitted by regulatory agencies. As a result, the legal lending limits of Capitol’s banks severely constrain the size of loans that those banks can make. In addition, many of the banks’ competitors have significantly larger capitalization and, hence, an ability to make significantly larger loans. The inability to offer larger loans limits the revenues that can be earned from interest amounts charged on larger loan balances.

        Capitol’s banks are intended to be small in size. Many operate from single locations. They are small relative to the dynamic markets in which they operate. Each of those markets has a variety of large and small competitors that have resources far beyond those of Capitol’s banks. While it is the intention of Capitol’s banks to operate as niche players within their geographic markets, their continued existence is dependent upon being able to attract and retain loan customers in those markets that are dominated by substantially larger regulated and unregulated financial institutions.

If Capitol cannot recruit additional highly qualified personnel, its banks’ customer service could suffer, causing Capitol’s customer base to decline.

        Capitol’s strategy is also dependent upon its continuing ability to attract and retain other highly qualified personnel. Competition for such employees among financial institutions is intense. Availability of personnel with appropriate community banking experience varies. If Capitol does not succeed in attracting new employees or retaining and motivating current and future employees, its business could suffer significantly, increasing the possibility of a loss of value in the Trust Preferred Securities or a deferral of interest payments.

Capitol and its banks operate in an environment highly regulated by state and federal government; changes in federal and state banking laws and regulations could have a negative impact on its business.

        As a bank holding company, Capitol is regulated primarily by the Federal Reserve Board. Many of Capitol’s current bank affiliates are regulated primarily by state banking agencies, the FDIC, the Office of the Comptroller of the Currency (“OCC”), in the case of one national bank, and the Office of Thrift Supervision (“OTS”), in the case of Capitol’s federal savings banks.

        Federal and the various state laws and regulations govern numerous aspects of the banks’ operations, including:

•	adequate capital and financial condition;

•	permissible types and amounts of extensions of credit and investments;

•	permissible nonbanking activities; and

•	restrictions on dividend payments.

        Federal and state regulatory agencies have extensive discretion and power to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies. Capitol and its banks also undergo periodic examinations by one or more regulatory agencies. Following such examinations, Capitol may be required, among other things, to change its asset valuations or the amounts of required loan loss allowances or to restrict bank operations. Those actions would result from the regulators’ judgments based on information available to them at the time of their examination.

        Capitol’s banks’ operations are required to follow a wide variety of state and federal consumer protection and similar statutes and regulations. Federal and state regulatory restrictions limit the manner in which Capitol and its banks may conduct business and obtain financing. Those laws and regulations can and do change significantly from time to time and any such change could adversely affect Capitol.

Regulatory action could severely limit future expansion plans.

        To carry out some of Capitol’s expansion plans, Capitol is required to obtain permission from the Federal Reserve Board. Applications for the formation of new banks are submitted to the state and federal bank regulatory agencies for their approval.

        While Capitol’s prior experience with the regulatory application process has been favorable, the future climate for regulatory approval is impossible to predict. Regulatory agencies could prohibit or otherwise significantly restrict Capitol’s expansion plans, its current bank subsidiaries and future new start-up banks.

Capitol’s banks’ allowances for loan losses may prove inadequate to absorb actual loan losses, which may adversely impact net income or increase operating losses.

        Capitol believes that its consolidated allowance for loan losses is maintained at a level adequate to absorb inherent losses in the loan portfolios at the balance sheet date. Management’s estimates are used to determine the allowance and are based on historical loss experience, specific problem loans, value of underlying collateral and other relevant factors. These estimates are subjective and their accuracy depends on the outcome of future events. Actual future losses may differ from current estimates. Depending on changes in economic, operating and other conditions, including changes in interest rates that are generally beyond Capitol’s control, actual loan losses could increase significantly. As a result, such losses could exceed current allowance estimates. No assurance can be provided that the allowance will be sufficient to cover actual future loan losses should such losses be realized.

        Loan loss experience, which is helpful in estimating the requirements for the allowance for loan losses at any given balance sheet date, has been minimal at some of Capitol’s banks. Because many of Capitol’s banks are young, they do not have seasoned loan portfolios and it is likely that the ratio of the allowance for loan losses to total loans may need to be increased in future periods as the loan portfolios become more mature and loss experience evolves. If it becomes necessary to increase the ratio of the allowance for loan losses to total loans, such increases would be accomplished through higher provisions for loan losses, which may adversely impact net income or increase operating losses and could result in reported net losses on a consolidated basis.

        Widespread media reports of concerns about the health of the domestic economy occurred during 2007 and have continued in 2008. Capitol’s loan losses in recent years have varied. Further, levels of nonperforming loans have fluctuated and it is anticipated that levels of nonperforming loans and related loan losses may increase as economic conditions in various local markets and nationally evolve.

        In addition, bank regulatory agencies, as an integral part of their supervisory functions, periodically review the adequacy of the allowance for loan losses. Regulatory agencies may require Capitol or its banks to increase their provision for loan losses or to recognize further loan charge-offs based upon judgments different from those of management. Any increase in the allowance required by regulatory agencies could have a negative impact on Capitol’s operating results.

Capitol’s commercial loan concentration in small businesses and loans collateralized by commercial real estate increases the risk of defaults by borrowers and substantial credit losses could result.

        Capitol’s banks make various types of loans, including commercial, consumer, residential mortgage and construction loans. Capitol’s strategy emphasizes lending to small businesses and other commercial enterprises. Capitol typically relies upon commercial real estate as a source of collateral for many of Capitol’s loans. Recently, regulatory agencies have expressed concern with banks with a large concentration in commercial real estate due to the recent downturn in the real estate market in certain areas of the country, leading to increased risk of credit loss and extended periods of sale. Loans to small and medium-sized businesses are generally riskier than single-family mortgage loans. Typically, the success of a small or medium-sized business depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on the business. In addition, small and medium-sized businesses frequently have smaller market shares than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience substantial variations in operating results, any of which may impair a borrower’s ability to repay a loan.

Loan origination activities, for both commercial and residential mortgages, involve collateral valuation risks and the risk of the subsequent identification of origination fraud or other losses which could exceed Capitol’s allowance for loan losses.

        Capitol’s banks use an enterprise-wide loan policy which provides for conservative loan-to-value guidelines when loans are originated. In today’s difficult real estate economy in many parts of the country, media reports of falling property values and significant foreclosure activity of both residential and commercial real estate property are resulting in significant loan losses at many financial institutions. Further, although most residential mortgage loans have been originated and sold away to investors, if it is subsequently determined that such loans were originated with any element of alleged fraud, such as exaggerated borrower income or assets, for example, the originating institution may be liable for any losses with such loans and may have to buy back those loans. The potential for additional loan losses from valuation issues or fraud is unknown. Fraud risks are particularly difficult to identify and quantify, especially when the duration of the risk is the same as the term of the loan, often as long as 30 years or more. Occurrences of fraud are often more prevalent during an economic downturn or recession. Potential losses from valuation issues or occurrences of fraud could significantly exceed Capitol’s allowances for loan losses, adversely affecting Capitol’s profitability and ability to make payments on the Trust Preferred Securities.

Actions by the Open Market Committee of the Federal Reserve Board may adversely affect Capitol’s net interest income.

        Changes in Market Interest Rates.    Capitol’s profitability is significantly dependent on net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans, and interest expense on interest-bearing liabilities, such as deposits. Therefore, any change in general market interest rates, whether as a result of changes in monetary policies of the Federal Reserve Board or otherwise, can have a significant effect on net interest income. Capitol’s assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristic of assets and liabilities. As a result, changes in interest rates can affect net interest income in either a positive or negative way.

        Recently, the Open Market Committee of the Federal Reserve Board has held interest rates steady. Future stability of interest rates and Federal Reserve Open Market Committee policy, which impact such rates, are uncertain.

        Changes in the Yield Curve.    Changes in the difference between short and long-term interest rates, commonly known as the yield curve, may also harm Capitol’s business. For example, short-term deposits may be used to fund longer-term loans. When differences between short-term and long-term interest rates shrink or disappear, the spread between rates paid on deposits and received on loans could narrow significantly, decreasing net interest income.

Capitol’s bank subsidiaries have decentralized management which could have a negative impact on the rate of growth and profitability of Capitol and its bank subsidiaries.

        Capitol’s bank subsidiaries have independent boards of directors and management teams. This decentralized structure gives the banks control over the day-to-day management of their institution, including credit decisions, the selection of personnel, the pricing of loans and deposits, marketing decisions and the strategy in handling problem loans. This decentralized structure may impact Capitol’s ability to uniformly implement corporate or enterprise-wide strategy at the bank level. It may slow Capitol’s ability to react to changes in strategic direction due to outside factors such as rate changes and changing economic conditions. This decentralized structure may cause additional management time to be spent on internal issues and could negatively impact the growth and profitability of the banks individually and the holding company.

Capitol may need to raise additional capital in order to fund growth and to remain “well-capitalized,” reducing funds available for expansion.

        Capitol’s ability to raise additional capital to support growth and meet minimum regulatory capital requirements at the holding company and at each of its bank subsidiaries is dependent on its being able to efficiently and cost-effectively access the capital markets. Accordingly, Capitol must be able to issue additional equity securities, trust preferred securities and/or debt when and in the amounts Capitol deems necessary, and there must be ready purchasers of Capitol’s securities willing to invest in Capitol. Furthermore, events or circumstances in the capital markets generally that are beyond Capitol’s control may adversely affect Capitol’s capital costs and ability to raise capital at any given time. Capitol’s inability to raise additional capital on terms satisfactory to Capitol or at all may affect Capitol’s ability to grow and would adversely affect Capitol’s financial condition and results of operations.

New accounting or tax pronouncements or interpretations may be issued by the accounting standard-setters, regulators or other government bodies which could change existing accounting methods. Changes in accounting methods could negatively impact Capitol’s results of operations and financial condition.

        Current accounting and tax rules, standards, policies, and interpretations influence the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. These laws, regulations, rules, standards, policies and interpretations are constantly evolving and may change significantly over time. Events that may not have a direct impact on Capitol, such as the bankruptcy of major U.S. companies, have resulted in legislators, regulators, and authoritative bodies, such as the Financial Accounting Standards Board, the Securities and Exchange Commission, the Public Company Accounting Oversight Board, and various taxing authorities responding by adopting and/or proposing substantive revisions to laws, regulations, rules, standards, policies, and interpretations. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. A change in accounting standards may adversely affect reported financial condition and results of operations.

Capitol’s business continuity plans or data security systems could prove to be inadequate, resulting in a material interruption in, or disruption to, Capitol’s business and a negative impact on the results of operations.

        Capitol relies heavily on communications and information systems to conduct its business. Any failure, interruption or breach in security of these systems, whether due to severe weather, natural disasters, acts of war or terrorism, criminal activity or other factors, could result in failures or disruptions in general ledger, deposit, loan, customer relationship management and other systems. While Capitol has disaster recovery and other policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of its information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failures, interruptions or security breaches of Capitol’s information systems could damage the reputation of Capitol and its banks, result in a loss of customer business, subject Capitol and Capitol’s subsidiary banks to additional regulatory scrutiny, or expose Capitol to civil litigation and possible financial liability, any of which could have a material adverse effect on Capitol’s results of operations.

Capitol could face unanticipated environmental liabilities or costs related to real property owned or acquired through foreclosure. Compliance with federal, state and local environmental laws and regulations, including those related to investigation and clean-up of contaminated sites, could have a negative effect on expenses and results of operations.

        A significant portion of Capitol’s affiliate banks’ loan portfolio are secured by real property. During the ordinary course of business, Capitol’s affiliate banks may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, Capitol’s affiliate banks may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require Capitol’s affiliate banks to incur substantial expenses and may materially reduce the affected property’s value or limit Capitol’s affiliate banks’ ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase Capitol’s affiliate banks’ exposure to environmental liability. Although Capitol’s affiliate banks have policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on results of operations.

The loss of personnel may adversely affect Capitol’s operations.

        Capitol is a relationship-driven organization. Capitol’s growth and development to date have resulted in large part from the efforts of Capitol’s officers and management of Capitol’s affiliate banks who have primary contact with Capitol’s clients and are extremely important in maintaining personalized relationships with Capitol’s client base, which is a key aspect of Capitol’s business strategy and in increasing Capitol’s market presence.  The loss of one or more of these people could have a material adverse effect central to Capitol’s operations if remaining employees are not successful in retaining client relationships.

        Capitol has entered into employment contracts with Joseph D. Reid, Capitol’s CEO and Chairman, Cristin K. Reid, Capitol’s Corporate President, and numerous other executive officers and managing directors. Despite these agreements, there can be no assurance that any of these individuals will decide to remain employed by Capitol or that Capitol’s business will be protected by various covenants not to compete or covenants not to solicit Capitol’s clients that are contained in these agreements.

Capitol relies on dividends from its wholly-owned subsidiaries.

        Capitol is a separate and distinct legal entity from its wholly-owned subsidiaries. It receives dividends from its subsidiaries to help pay interest and principal on its debt, including the Debentures. Capitol does not own, directly or indirectly, all of the equity of all of its subsidiaries. Capitol currently does not rely on dividends from such subsidiaries. To the extent any of these subsidiaries do pay dividends or make distributions, the other holders of equity will participate pro rata with Capitol.  Various federal and state laws and regulations limit the amount of dividends that the banks and certain non-bank subsidiaries may pay to the holding company. In the event the banks are unable to pay sufficient dividends to Capitol, it may not be able to service its debt or pay its obligations, including obligations on the Debentures.  The inability to receive dividends from its subsidiaries could have a material adverse effect on the Company’s business, financial condition and results of operations and its ability to meet its obligations on the Debentures.

Risks Relating to this Offering and Ownership of the Trust Preferred Securities

Purchases of the Trust Preferred Securities by bank subsidiaries of Capitol will not count as regulatory capital.

        On July 7, 2008, certain affiliates of Capitol, including several of its state-chartered bank subsidiaries, purchased $24.6 million of Capitol Trust XII Trust Preferred Securities for investment purposes.  The amount of the Trust Preferred Securities purchased by such bank subsidiaries did not qualify as regulatory capital under the risk-based capital guidelines adopted by the Federal Reserve Board for so long as they are held by Capitol’s bank subsidiaries.  Capitol believes that any amounts purchased by parties other than such bank subsidiaries, including parties not affiliated with Capitol, should qualify as Tier 1 capital under the aforementioned risk-based capital guidelines.  Capitol believes that purchases of the Trust Preferred Securities by Capitol’s bank subsidiaries are not prohibited under applicable laws and banking regulations.  If the purchases of the Trust Preferred Securities by Capitol’s bank subsidiaries are determined to be prohibited or if any regulatory agency requires one or more bank subsidiaries to divest itself of such Trust Preferred Securities, the trading price and liquidity of the Trust Preferred Securities could be adversely affected.

Subsequent sales of the Trust Preferred Securities by the selling securityholders may impact the market price of the Trust Preferred Securities.

        Capitol is unable to predict the time periods each of the selling securityholders will hold such securities for investment.  A selling securityholder may elect to sell such Trust Preferred Securities after the declaration of the effectiveness of this registration statement for liquidity or other asset/liability management purposes, for other business reasons or if required by a regulatory agency.  If a selling securityholder sells some or all of the Trust Preferred Securities, other selling securityholders may also elect to sell Trust Preferred Securities, and such sale could have an adverse effect on the trading price and liquidity of the Trust Preferred Securities.

The indenture does not limit the amount of indebtedness for money borrowed Capitol may issue that ranks senior to the Debentures upon Capitol’s liquidation or in right of payment as to principal or interest.

        The Debentures will be subordinate and junior upon Capitol’s liquidation to its obligations under all of Capitol’s indebtedness for money borrowed that is not by its terms made pari passu with or junior to the Debentures upon liquidation. At June 30, 2008, Capitol’s indebtedness for money borrowed ranking senior to the Debentures on liquidation, on a consolidated basis, totaled approximately $440.0 million.

        In the event of the bankruptcy, liquidation or dissolution of Capitol, its assets would be available to pay obligations under the Debentures and the guarantee only after Capitol made all payments on its senior indebtedness. See “Description of the Debentures—Subordinations of the Debentures.”

Capitol has outstanding debt that will rank equally with the Debentures, and the indenture permits Capitol to incur more, subject to a formula limitation.

        Capitol has approximately $173 million of outstanding junior subordinated debt securities underlying outstanding trust preferred securities. In addition, the indenture permits Capitol to issue additional junior subordinated indebtedness, subject to a formula limitation. See “Description of the Debentures—Limitation on Additional Junior Indebtedness.” In the event of the bankruptcy, liquidation or dissolution of Capitol, its assets available to pay obligations under the Debentures and the guarantee (after paying all senior indebtedness, as described in the preceding risk factor) would have to be shared pro rata with the holders of Capitol’s other outstanding junior subordinated debt and any additional junior subordinated indebtedness Capitol issues in the future.

The Debentures beneficially owned by the Trust will be effectively subordinated to the obligations of Capitol’s subsidiaries.

        Capitol receives a significant portion of its revenue from dividends from its subsidiaries. Because Capitol is a holding company, Capitol’s right to participate in any distribution of the assets of its banking or nonbanking subsidiaries, upon a subsidiary’s dissolution, winding-up, liquidation or reorganization or otherwise, and thus your ability to benefit indirectly from such distribution, is subject to the prior claims of creditors of any such subsidiary, except to the extent that Capitol may be a creditor of that subsidiary and Capitol’s claims are recognized. There are legal limitations on the extent to which some of Capitol’s subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, Capitol or some of Capitol’s other subsidiaries. Capitol’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under Capitol’s contracts or otherwise to make any funds available to Capitol. Accordingly, the payments on Capitol’s Debentures, and therefore the Trust Preferred Securities, effectively will be subordinated to all existing and future liabilities of Capitol’s subsidiaries. At June 30, 2008, Capitol’s subsidiaries’ direct borrowings and deposit liabilities totaled approximately $4.6 billion.

Capitol’s ability to make distributions on or redeem the Trust Preferred Securities is restricted.

        Federal banking authorities will have the right to examine the Trust and its activities because it is Capitol’s subsidiary. Under certain circumstances, including any determination that Capitol’s relationship to the Trust would result in an unsafe and unsound banking practice, these banking authorities have the authority to issue orders, that could restrict the Trust’s ability to make distributions on or to redeem the Trust Preferred Securities.

Capitol guarantees distributions on the Trust Preferred Securities only if the Trust has cash available.

        If you hold any of the Trust Preferred Securities, Capitol will guarantee you, on an unsecured and junior subordinated basis, the payment of the following:

•	any accumulated and unpaid distributions required to be paid on the Trust Preferred Securities, to the extent the Trust has funds available for the distributions;

•	the redemption price for any Trust Preferred Securities called for redemption, to the extent the Trust has funds available for the redemptions; and

•
upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (unless the Debentures are distributed to the holders of the Trust Preferred Securities in exchange for their Trust Preferred Securities) the lesser of:

▪	the liquidation distribution, to the extent the Trust has funds available therefor; and

▪	the amount of assets of the Trust remaining available for distribution to holders of the Trust Preferred Securities after satisfaction of liabilities to creditors of the Trust as required by law.

        If Capitol does not make a required interest payment on the Debentures, the Trust will not have sufficient funds to make the related payment on the Trust Preferred Securities. The guarantee does not cover payments on the Trust Preferred Securities when the Trust does not have sufficient funds to make them. If Capitol does not pay any amounts on the Debentures when due, holders of a majority in liquidation amount of the Trust Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee or exercising any power conferred upon the guarantee trustee or proceed directly against Capitol for payment of any amounts due on the Debentures.

        Capitol’s obligations under the guarantee are unsecured and are subordinated to and junior in right of payment to all of Capitol’s secured and senior indebtedness, and will rank on parity with any similar guarantees issued by Capitol in the future or that are currently outstanding.

Holders of the Trust Preferred Securities should not rely on the distributions from the Trust Preferred Securities through their maturity date—they may be redeemed at Capitol’s option.

        The Trust Preferred Securities may be redeemed, in whole or in part, at Capitol’s option at any time on or after September 30, 2013, at the redemption price set forth herein plus any accrued and unpaid distributions to the date of redemption. If the Debentures are redeemed, the Trust must redeem the Trust Preferred Securities and the common securities having an aggregate liquidation amount equal to the aggregate principal amount of the Debentures to be redeemed.

        If the Trust Preferred Securities were redeemed, the redemption would be a taxable event to you. In addition, you might not be able to reinvest the money you receive upon redemption of the Trust Preferred Securities at the same rate as the rate of return on the Trust Preferred Securities.

Holders of the Trust Preferred Securities should not rely on the distributions from the Trust Preferred Securities through their maturity date—they may be redeemed at any time upon certain triggering events.

        If certain changes in tax, investment company or bank regulatory law occur, the Trust Preferred Securities could be redeemed by the Trust within 180 days of the event at a redemption price described herein. In such an event, you might not be able to invest the money you receive upon redemption of the Trust Preferred Securities at the same rate of return.

Capitol has the right to defer interest for up to five years without causing an event of default.

        Capitol has the right to defer interest on the Debentures for one or more periods of up to 20 consecutive quarterly interest periods, or five years. During any such deferral period, holders of Trust Preferred Securities will receive limited or no current payments on the Trust Preferred Securities and, so long as Capitol is otherwise in compliance with its obligations, such holders will have no remedies against the Trust or Capitol for nonpayment unless Capitol fails to pay all deferred interest (including compounded interest) at the end of the deferral period.

Deferral of interest payments could adversely affect the market price of the Trust Preferred Securities and cause you to recognize income for federal tax purposes without the receipt of any cash distribution.

        Capitol currently does not intend to exercise Capitol’s right to defer payments of interest on the Debentures. However, if Capitol exercises that right in the future, the market price of the Trust Preferred Securities is likely to be affected. As a result of the existence of Capitol’s deferral right, the market price of the Trust Preferred Securities, payments on which depend solely on payments being made on the Debentures, may be more volatile than the market prices of other securities that are not subject to optional deferrals. If Capitol does defer interest on the Debentures and you elect to sell Trust Preferred Securities during the period of that deferral, you may not receive the same return on your investment as a holder that continues to hold its Trust Preferred Securities until the payment of interest at the end of the deferral period.

        If Capitol does defer interest payments on the Debentures, you will be required to recognize interest income, in the form of original issue discount, for United States federal income tax purposes during the period of the deferral in respect of your proportionate share of the Debentures even if you normally report income when received and even though you may not receive the cash attributable to that income during the deferral period. You will also not receive the cash distribution related to any accrued and unpaid interest from the Trust if you sell the Trust Preferred Securities before the record date for any deferred distributions, even if you held the Trust Preferred Securities on the date that the payments would normally have been paid.

        If Capitol exercises its option to defer payment of interest on the Debentures, the Trust Preferred Securities may trade at a price that does not fully reflect the accrued but unpaid interest relating to the underlying Debentures. In the event of that deferral, a holder who disposes of its Trust Preferred Securities will be required to include in income as ordinary income accrued but unpaid interest on the Debentures to the date of disposition and to add that amount to its adjusted tax basis in its ratable share of the underlying Debentures. To the extent the selling price is less than the holder’s adjusted tax basis, that holder will recognize a capital loss.

        See “Certain United States Federal Income Tax Consequences—United States Holders—Interest Income and Original Issue Discount.”

Claims would be limited upon bankruptcy, insolvency or receivership.

        In certain events upon Capitol’s bankruptcy, insolvency or receivership prior to the redemption or repayment of any Debentures, whether voluntary or not, a holder of Debentures will have no claim for or a limited claim for, and thus no right to receive, all or some portion of deferred and unpaid interest (including compounded interest thereon). The reduction in such claims for unpaid interest by holders of the Debentures will, in turn, reduce such claims by holders of the Trust Preferred Securities.

You must rely on the property trustee to enforce your rights if there is an event of default under the indenture.

        You may not be able to directly enforce your rights against Capitol if an event of default under the indenture occurs. If an event of default under the indenture occurs and is continuing, this event will also be an event of default under the trust agreement. In that case, you must rely on the enforcement by the property trustee of its rights as holder of the Debentures against Capitol. The holders of at least 25% in liquidation amount of outstanding Trust Preferred Securities will have the right to declare the principal on the Debentures immediately due and payable, if the property trustee fails to do so. If an event of default occurs under the trust agreement that is attributable to Capitol’s failure to pay interest or principal on the debentures, or if Capitol defaults under the guarantee, you may proceed directly against Capitol. You will not be able to exercise directly any other remedies available to the holders of the debentures unless the property trustee fails to do so.

There can be no assurance as to the market prices for the Trust Preferred Securities or the Debentures; therefore, the holders of the Trust Preferred Securities may suffer a loss.

        Capitol and the Trust cannot give the holders of the Trust Preferred Securities any assurances as to the market prices for the Trust Preferred Securities or the Debentures. Accordingly, the Trust Preferred Securities that an investor may purchase, whether pursuant to the offer made by this prospectus and any applicable prospectus supplement or in the secondary market, may trade at a discount to the price that the investor paid to purchase the Trust Preferred Securities. As a result of the right to defer payments on the Debentures, the market price of the Trust Preferred Securities may be more volatile than the market prices of other securities that are not subject to such a deferral right.

The secondary market for the Trust Preferred Securities may be illiquid.

        Capitol is unable to predict how the Trust Preferred Securities will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for the Trust Preferred Securities. Although Capitol has applied to list the Trust Preferred Securities on the New York Stock Exchange, Inc. under the symbol “CBC PrB,” Capitol can give you no assurance as to the liquidity of any market that may develop for the Trust Preferred Securities. You should be aware that the listing of the Trust Preferred Securities will not necessarily ensure that an active trading market will be available for the Trust Preferred Securities or that you will be able to sell your Trust Preferred Securities at the price you originally paid for them.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES AND RELATED INSTRUMENTS

        The following description summarizes the material provisions of the Trust Preferred Securities and the amended and restated trust agreement, which is sometimes referred to herein as the trust agreement.  This description is not complete and is subject to, and is qualified in its entirety by reference to, the amended and restated trust agreement.  Whenever particular defined terms of the amended and restated trust agreement are referred to in this prospectus, those defined terms are incorporated in this prospectus by reference.

General

        Pursuant to the terms of the trust agreement, the Trust sold the Trust Preferred Securities to the public and common securities to Capitol.  The Trust Preferred Securities represent preferred beneficial interests in the Trust.  Holders of the Trust Preferred Securities will be entitled to receive distributions and amounts payable on redemption or liquidation pro-rata with the holders of the common securities unless there is an event of default under the trust agreement resulting from an event of default under the indenture, in which case payments to the holders of the Trust Preferred Securities will have priority.  See “—Subordination of Common Securities.”  Holders of the Trust Preferred Securities will also be entitled to other benefits as described in the trust agreement.

        The Trust Preferred Securities rank on a parity, and payments on them will be made pro rata, with the common securities of the Trust except as described under “—Subordination of Common Securities.”  Legal title to the Debentures are held and administered by the property trustee in trust for the benefit of the holders of the Trust Preferred Securities and common securities.

        The guarantee agreement executed by Capitol for the benefit of the holders of the Trust Preferred Securities is a guarantee on a subordinated basis with respect to the Trust Preferred Securities but does not guarantee payment of distributions or amounts payable on redemption or liquidation of the Trust Preferred Securities when the Trust does not have funds on hand available to make the payments.  See “Description of the Guarantee.”

Distributions

        Distributions on the Trust Preferred Securities will be cumulative, will accumulate from the date of original issuance and will be payable quarterly in arrears on the last calendar day of March, June, September and December of each year, commencing on September 30, 2008.  In the event that any date on which distributions are payable is not a business day, payment of that distribution will be made on the next business day (and without any interest or other payment in connection with this delay) except that, if the next business day falls in the next calendar year, payment of the distribution will be made on the immediately preceding business day, in either case with the same force and effect as if made on the original distribution date.  Each date on which distributions are payable in accordance with the previous sentence is referred to as a “distribution date.”  A “business day” means any day other than a Saturday or a Sunday, or a day on which federal banking institutions in the City of New York are authorized or required by law, executive order or regulation to remain closed or a day on which the corporate trust office of the property trustee or the indenture trustee, as applicable, is closed for business.

        The Trust Preferred Securities represent preferred beneficial interests in the Trust, and the distributions on each Trust Preferred Security will be payable at a rate equal to 10.50% per annum of the liquidation amount.

       If an extension period occurs with respect to the Debentures, distributions on the Trust Preferred Securities will be correspondingly deferred (but will continue to accumulate additional distributions at a rate of 10.50% per annum).  See “Description of the Debentures—Option to Defer Interest Payments.”

        The revenue of the Trust available for distribution to holders of the Trust Preferred Securities will be limited to payments under the Debentures, which the Trust will acquire with the proceeds from the issuance and sale of its Trust Preferred Securities and common securities.  See “Description of the Debentures.”  If Capitol does not make interest payments on the Debentures, the property trustee will not have funds available to pay distributions on the Trust Preferred Securities.  The payment of distributions (if and to the extent the Trust has funds legally available for the payment of distributions and cash sufficient to make payments) is guaranteed by Capitol on a limited basis as described under the heading “Description of the Guarantee.”

        Distributions on the Trust Preferred Securities will be payable to the holders of the Trust Preferred Securities as they appear on the register of the Trust at the close of business on the relevant record date, which, as long as the Trust Preferred Securities remain in global form, will be one business day prior to the distribution date.  Subject to any applicable laws and regulations and the provisions of the trust agreement, each such payment will be made as described under the heading “Book-Entry System.”  In the event any Trust Preferred Securities are not in global form, the relevant record date for such Trust Preferred Securities will be the 15th day of March, June, September or December for distributions payable on the last calendar day of the respective month.

Redemption or Exchange

Mandatory Redemption

        Upon the repayment or redemption, in whole or in part, of the Debentures, whether at maturity or upon earlier redemption as provided in the indenture, the proceeds from the repayment or redemption will be applied by the property trustee to redeem a like amount of the Trust Preferred Securities and common securities, upon not less than 30 nor more than 60 days notice, at a redemption price equal to the aggregate liquidation amount of those Trust Preferred Securities and common securities plus accumulated but unpaid distributions to the date of redemption. See “Description of the Debentures—Redemption.”  If less than all of the Debentures are to be repaid or redeemed on a redemption date, then the proceeds from the repayment or redemption will be allocated to the redemption, pro rata, of the Trust Preferred Securities and the common securities based upon the liquidation amounts of these classes. The amount of premium, if any, paid by Capitol upon the redemption of all or any part of the Debentures to be repaid or redeemed on a redemption date will be allocated to the redemption pro rata of the Trust Preferred Securities and the common securities. The redemption price will be payable on each redemption date only to the extent that the Trust has funds then on hand and available in the payment account for the payment of the redemption price.

Optional Redemption

        Capitol will have the right to redeem the Debentures:

•	on or after September 30, 2013, in whole at any time or in part from time to time, or

•	at any time, in whole or in part, upon the occurrence of a capital treatment event, tax event or investment company event (as described below),

in each case in accordance with the indenture and subject to receipt of prior approval by the Federal Reserve Board if then required under applicable capital guidelines or policies of the Federal Reserve Board.

Distribution of the Debentures

       Subject to Capitol’s having received prior approval of the Federal Reserve Board to do so if such approval is then required under applicable capital guidelines or policies of the Federal Reserve Board, Capitol has the right at any time to terminate the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, cause the Debentures in respect of the Trust Preferred Securities and common securities issued by the Trust to be distributed to the holders of the Trust Preferred Securities and common securities in liquidation of the Trust.

Capital Treatment Event, Tax Event or Investment Company Event Redemption

        If a capital treatment event, tax event or investment company event in respect of the Trust Preferred Securities and common securities has occurred and is continuing, Capitol has the right to redeem the Debentures in whole or in part and thereby cause a mandatory redemption of the Trust Preferred Securities and common securities in whole or in part within 180 days following the occurrence of the capital treatment event, tax event or investment company event. If a capital treatment event, tax event or investment company event has occurred and is continuing in respect of the Trust Preferred Securities and common securities and Capitol does not elect to redeem the Debentures and thereby cause a mandatory redemption of the Trust Preferred Securities or to liquidate the Trust and cause the Debentures to be distributed to holders of the Trust Preferred Securities and common securities in liquidation of the Trust as described above, those Trust Preferred Securities will remain outstanding and additional sums (as defined below) may be payable on the Debentures. See “Description of the Debentures—Redemption.”

        The term “additional sums” means the additional amounts as may be necessary in order that the amount of distributions then due and payable by the Trust on the outstanding Trust Preferred Securities and common securities of the Trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which the Trust has become subject as a result of a tax event.

        The term “liquidation amount” means the stated amount per Trust Preferred Security and common security of $10.

        After the liquidation date is fixed for any distribution of Debentures for the Trust Preferred Securities:

•	the Trust Preferred Securities will no longer be deemed to be outstanding;

•
The Depository Trust Company, commonly referred to as DTC, or its nominee, as the record holder of the Trust Preferred Securities, will receive a registered global certificate or certificates representing the Debentures to be delivered upon the distribution; and

•
any Trust Preferred Securities certificates not held by DTC or its nominee will be deemed to represent the Debentures having a principal amount equal to the liquidation amount of the Trust Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on the Trust Preferred Securities until the certificates are presented to the administrative trustees or their agent for transfer or reissuance.

        Any distribution of Debentures to holders of Trust Preferred Securities will be made to the applicable record holders as they appear on the register for the Trust Preferred Securities on the relevant record date, which will be not more than 45 business days prior to the liquidation date.

        There can be no assurance as to the market prices for the Trust Preferred Securities or the Debentures that may be distributed in exchange for Trust Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Trust Preferred Securities that an investor may purchase, or the Debentures that the investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Trust Preferred Securities being offered in connection with this prospectus.

Redemption Procedures

        Trust Preferred Securities redeemed on each redemption date will be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the Debentures. Redemptions of the Trust Preferred Securities will be made and the redemption price will be payable on each redemption date only to the extent that the Trust has funds on hand available for the payment of the redemption price. See also “—Subordination of Common Securities.”

        If the property trustee gives a notice of redemption in respect of the Trust Preferred Securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the property trustee will, with respect to Trust Preferred Securities held in global form, deposit irrevocably with DTC funds sufficient to pay the applicable redemption price. If the Trust Preferred Securities are no longer in global form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the Trust Preferred Securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders of the Trust Preferred Securities upon surrender of their Trust Preferred Securities certificates. Notwithstanding the above, distributions payable on or prior to the redemption date for Trust Preferred Securities called for redemption will be payable to the holders of the Trust Preferred Securities on the relevant record dates for the related distribution dates. If notice of redemption has been given and funds deposited as required, then upon the date of the deposit, all rights of the holders of the Trust Preferred Securities so called for redemption will cease, except the right of the holders of the Trust Preferred Securities to receive the redemption price and any distribution payable in respect of the Trust Preferred Securities on or prior to the redemption date, but without interest on the redemption price, and the Trust Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Trust Preferred Securities is not a business day, then payment of the redemption price will be made on the next business day (and without any interest or other payment in connection with this delay) except that, if the next business day falls in the next calendar year, the redemption payment will be made on the immediately preceding business day, in either case with the same force and effect as if made on the original date. In the event that payment of the redemption price in respect of the Trust Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Trust or by Capitol pursuant to the related guarantee as described under “Description of the Guarantee,” distributions on the Trust

Preferred Securities will continue to accrue at the then applicable rate from the redemption date originally established by the Trust for the Trust Preferred Securities to the date the redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

        Subject to applicable law (including, without limitation, U.S. federal securities law), Capitol or its subsidiaries may at any time and from time to time purchase outstanding Trust Preferred Securities by tender, in the open market or by private agreement.

        Payment of the redemption price on the Trust Preferred Securities and any distribution of Debentures to holders of Trust Preferred Securities will be made to the applicable record holders as they appear on the register for the Trust Preferred Securities on the relevant record date.

        If less than all of the Trust Preferred Securities and common securities issued by the Trust are to be redeemed on a redemption date, then the aggregate liquidation amount of the Trust Preferred Securities and common securities to be redeemed will be allocated pro rata to the Trust Preferred Securities and the common securities based upon the relative liquidation amounts of these classes. The particular Trust Preferred Securities to be redeemed will be selected on a pro rata basis not more than 60 days prior to the redemption date by the property trustee from the outstanding Trust Preferred Securities not previously called for redemption, by a customary method that the property trustee deems fair and appropriate and which may provide for the selection for redemption of portions (equal to $10 or an integral multiple of $10) of the liquidation amount of Trust Preferred Securities or a denomination larger than $10. The property trustee will promptly notify the securities registrar in writing of the Trust Preferred Securities selected for redemption and, in the case of any Trust Preferred Securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of the trust agreement, unless the context otherwise requires, all provisions relating to the redemption of Trust Preferred Securities will relate, in the case of any Trust Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of Trust Preferred Securities which has been or is to be redeemed.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Trust Preferred Securities and common securities to be redeemed at its registered address. Unless Capitol defaults in payment of the redemption price on the Debentures, on and after the redemption date interest will cease to accrue on Debentures or portions thereof (and distributions will cease to accrue on the Trust Preferred Securities or portions thereof) called for redemption.

Subordination of Common Securities

        Payment of distributions on, and the redemption price of, the Trust Preferred Securities and common securities, as applicable, will be made pro rata based on the liquidation amount of the Trust Preferred Securities and common securities; provided, however, that if on any distribution date, redemption date or liquidation date a debenture event of default has occurred and is continuing as a result of any failure by Capitol to pay any amounts in respect of the Debentures when due, no payment of any distribution on, or redemption price of, or liquidation distribution in respect of, any of the Trust’s common securities, and no other payment on account of the redemption, liquidation or other acquisition of the common securities, will be made unless payment in full in cash of all accumulated and unpaid distributions on all of the Trust’s outstanding Trust Preferred Securities for all distribution periods terminating on or prior to that date, or in the case of payment of the redemption price the full amount of the redemption price on all of the Trust’s outstanding Trust Preferred Securities then called for redemption, or in the case of payment of the liquidation distribution the full amount of the liquidation distribution on all outstanding Trust Preferred Securities, has been made or provided for, and all funds available to the property trustee must first be applied to the payment in full in cash of all distributions on, or redemption price of, or liquidation distribution in respect of, the Trust Preferred Securities then due and payable. The existence of an event of default does not entitle the holders of the Trust Preferred Securities to accelerate the maturity thereof.

        In the case of any event of default under the trust agreement resulting from a debenture event of default, Capitol as holder of the Trust’s common securities will have no right to act with respect to the event of default until the effect of all events of default with respect to the Trust Preferred Securities have been cured, waived or otherwise eliminated. Until any events of default under the trust agreement with respect to the Trust Preferred Securities have been cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the Trust Preferred Securities and not on behalf of Capitol as holder of the Trust’s common securities, and only the holders of the Trust Preferred Securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution Upon Dissolution

        Pursuant to the trust agreement, the Trust will terminate on the first to occur of:

•	the expiration of its term;

•	certain events of bankruptcy, dissolution or liquidation of the holder of the common securities;

•
the distribution of a like amount of the Debentures to the holders of its Trust Preferred Securities, if Capitol, as depositor, has given written direction to the administrative trustees and property trustee to terminate the Trust (subject to Capitol receiving prior approval of the Federal Reserve Board if then required under applicable capital guidelines or policies). Such written direction by Capitol is optional and solely within Capitol’s discretion;

•	redemption of all of the Trust Preferred Securities as described under “—Redemption or Exchange;” and

•	the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

        If an early dissolution occurs as described in the second, third and fifth bullet points above, the Trust will be liquidated by the trustees as expeditiously as the administrative trustees determine to be possible by instructing the property trustee to deliver, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of the Trust Preferred Securities and common securities a like amount of the Debentures in exchange for their Trust Preferred Securities and common securities, unless the distribution is determined not to be practical, in which event the holders will be entitled to receive out of the assets of the Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to, in the case of holders of Trust Preferred Securities, the aggregate of the liquidation amount plus accrued and unpaid distributions to the date of payment (an amount referred to as the “liquidation distribution” ). If the liquidation distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the Trust on its Trust Preferred Securities will be paid on a pro rata basis.  The holder of the Trust’s common securities will be entitled to receive distributions upon any liquidation pro rata with the holders of its Trust Preferred Securities, except that if a debenture event of default has occurred and is continuing as a result of any failure by Capitol to pay any amounts in respect of the Debentures when due, the Trust Preferred Securities will have a priority over the common securities.

Events of Default; Notice

        The following events will be “events of default” with respect to Trust Preferred Securities issued under the trust agreement:

•	any debenture event of default (see “Description of the Debentures—Events of Default”);

•	default for 30 days by the Trust in the payment of any distribution;

•	default by the Trust in the payment of any redemption price of any Trust Preferred Security or common security;

•
failure by the Trust trustees for 60 days in performing, in any material respect, any other covenant or warranty in the trust agreement after the holders of at least 25% in aggregate liquidation amount of the outstanding Trust Preferred Securities of the Trust give written notice to Capitol and the Trust trustees; or

•	bankruptcy, insolvency or reorganization of the property trustee and the failure by Capitol to appoint a successor property trustee within 60 days.

       Within 30 days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the Trust Preferred Securities, the administrative trustees and Capitol, unless the event of default has been cured or waived.

       Capitol, as depositor, and the administrative trustees on behalf of the Trust are required to file annually with the property trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the trust agreement.

       If a debenture event of default has occurred and is continuing, the Trust Preferred Securities will have a preference over the common securities as described above.  See “—Liquidation Distribution Upon Dissolution.”  The existence of an event of default does not entitle the holders of Trust Preferred Securities to accelerate the maturity of the Trust Preferred Securities; provided that the holders of Trust Preferred Securities are entitled, under certain circumstances, to accelerate the maturity of the Debentures.

Removal of Trust Trustees

       Unless a debenture event of default has occurred and is continuing, any Trust trustee may be removed at any time by the holder of the common securities.  If a debenture event of default has occurred and is continuing, the property trustee and the Delaware trustee may be removed by the holders of a majority in liquidation amount of the outstanding Trust Preferred Securities.  In no event will the holders of the Trust Preferred Securities have the right to vote to appoint, remove or replace the administrative trustees.  Such voting rights are vested exclusively in Capitol as the holder of the common securities.  No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement.

Co-Trustees and Separate Property Trustee

       Unless an event of default has occurred and is continuing, at any time or from time to time, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, the Depositor will have power to appoint one or more persons approved by the property trustee either to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or to act as separate trustee of any trust property, in either case with the powers specified in the instrument of appointment, and to vest in the person or persons in this capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement.

Merger or Consolidation of Trustees

       Any person into which the property trustee or the Delaware trustee may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which the property trustee or the Delaware trustee is a party, or any person succeeding to all or substantially all the corporate trust business of the property trustee or the Delaware trustee, will automatically become the successor of the trustee under the trust agreement, provided the person is otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

       The Trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below.  The Trust may, at Capitol’s request, with the consent of the administrative trustees, but without the consent of the holders of the Trust Preferred Securities, the Delaware trustee or the property trustee, merge with or into, convert into, consolidate, amalgamate, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized under the laws of any state, provided that:

•	the successor entity either:

▪	expressly assumes all of the obligations of the Trust with respect to the Trust Preferred Securities; or

▪
substitutes for the Trust Preferred Securities other securities having substantially the same terms as the Trust Preferred Securities (referred to as the “successor Trust Preferred Securities”) so long as the successor Trust Preferred Securities rank the same as the Trust Preferred Securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

•	Capitol expressly appoints a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the Debentures;

•	the successor Trust Preferred Securities are listed or traded on a national securities exchange or other organization on which the Trust Preferred Securities are then listed;

•
the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities (including any successor Trust Preferred Securities) in any material respect;

•	the successor entity has a purpose substantially identical to that of the Trust;

•
prior to the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, Capitol has received an opinion of independent counsel to the Trust experienced in such matters to the effect that:

▪
the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities (including any successor Trust Preferred Securities) in any material respect; and

▪
following the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended; and

•
Capitol or any permitted successor or assignee owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the successor Trust Preferred Securities at least to the extent provided by the related guarantee, Debentures, trust agreement and expense agreement.

        For the purposes of the foregoing, any consolidation, conversion, merger, sale, conveyance, transfer or other disposition involving Capitol, the result of which Capitol is not the surviving entity and the surviving entity is not both the obligor in respect of the Debentures and the guarantee, shall be deemed to constitute a replacement trust, unless the parent company of such surviving entity is a bank holding company or other regulated holding company that provides the same guaranty as Capitol did before such transaction.

        Notwithstanding the foregoing, the Trust may not, except with the consent of holders of 100% in liquidation amount of the Trust Preferred Securities, consolidate, convert, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, convert, amalgamate, merge with or into, or replace it if the consolidation, conversion, amalgamation, merger or replacement would cause the Trust or the successor entity to be classified as other than a grantor trust for U.S. federal income tax purposes.

        There are no provisions that afford holders of any Trust Preferred Securities protection in the event of a sudden and dramatic decline in credit quality resulting from any highly leveraged transaction, takeover, merger, recapitalization or similar restructuring or change in control of Capitol, nor are there any provisions that require the repurchase of any Trust Preferred Securities upon a change in control of Capitol.

Voting Rights; Amendment of Trust Agreement

        Except as provided below and under “Description of the Guarantee—Amendments and Assignment” and as otherwise required by law and the trust agreement, the holders of the Trust Preferred Securities will have no voting rights or the right to in any manner otherwise control the administration, operation or management of the Trust.

        The trust agreement may be amended from time to time by the property trustee, the administrative trustees and the Depositor without the consent of the holders of the Trust Preferred Securities:

•
to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, which will not be inconsistent with the other provisions of the trust agreement; or

•	to modify, eliminate or add to any provisions of the trust agreement as necessary to ensure that the Trust:

▪
will be classified for U.S. federal income tax purposes as a grantor trust or as other than an association taxable as a corporation at all times that any Trust Preferred Securities or common securities are outstanding; and

▪	will not be required to register as an “investment company” under the Investment Company Act; or

•	to effect a split or reverse split of the Trust Preferred Securities for the purpose of maintaining their eligibility for listing or quoting on an exchange or quotation system;

provided that:

•	no such amendment may adversely affect in any material respect the rights of the holders of the Trust Preferred Securities; and

•	any such amendment will become effective when notice of the amendment is given to the holders of Trust Preferred Securities and common securities.

        The trust agreement may be amended by the property trustee, the administrative trustees and the Depositor with:

•	the consent of holders representing at least a majority (based upon liquidation amounts) of the outstanding Trust Preferred Securities and common securities; and

•
receipt by the Trust trustees of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the Trust trustees in accordance with the amendment will not cause the Trust to be taxable as a corporation or affect the Trust’s status as a grantor trust for U.S. federal income tax purposes or the Trust’s exemption from status as an “investment company” under the Investment Company Act, provided that, without the consent of each holder of Trust Preferred Securities and common securities, the trust agreement may not be amended to:

•
change the amount or timing of any distribution on the Trust Preferred Securities or common securities or otherwise adversely affect the amount of any distribution required to be made in respect of the Trust Preferred Securities or common securities as of a specified date; or

•	restrict the right of a holder of Trust Preferred Securities or common securities to institute suit for the enforcement of any such payment on or after such date.

       So long as the Debentures are held by the property trustee on behalf of the Trust, the property trustee may not:

•
direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the indenture trustee with respect to the Debentures;

•	waive any past default that is waivable under the indenture;

•	exercise any right to rescind or annul a declaration that the principal of all the Debentures will be due and payable; or

•
consent to any amendment, modification or termination of the indenture or the Debentures, where this consent is required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding Trust Preferred Securities;

provided, however, that where a consent under the indenture would require the consent of each holder of Debentures affected, no such consent will be given by the property trustee without the prior consent of each holder of the Trust Preferred Securities.  The property trustee will not revoke any action previously authorized or approved by a vote of the holders of the Trust Preferred Securities except by subsequent vote of the holders of those Trust Preferred Securities.  The property trustee will notify each holder of Trust Preferred Securities of any notice of default with respect to the Debentures.  In addition to obtaining the foregoing approvals of the holders of the Trust Preferred Securities, prior to taking any of the foregoing actions, the property trustee must obtain an opinion of counsel to the effect that:

•	the Trust will not be classified as an association taxable as a corporation for U.S. federal income tax purposes on account of the action; and

•	the action will not cause the Trust to be classified as other than a grantor trust for U.S. federal income tax purposes.

       Any required approval of holders of Trust Preferred Securities may be given at a meeting of holders of Trust Preferred Securities convened for that purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of Trust Preferred Securities are entitled to vote, or of any matter upon which action by written consent of those holders is to be taken, to be given to each holder of record of Trust Preferred Securities in the manner set forth in the trust agreement.

      No vote or consent of the holders of Trust Preferred Securities will be required for the Trust to redeem and cancel its Trust Preferred Securities in accordance with the trust agreement.

      Notwithstanding that holders of Trust Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Trust Preferred Securities that are owned by Capitol, the Trust trustees or any affiliate of Capitol (including Capitol’s bank subsidiaries) or any Trust trustees, will, for purposes of that vote or consent, be treated as if they were not outstanding.

Global Trust Preferred Securities

        The Trust Preferred Securities are represented by fully registered global certificates issued as global Trust Preferred Securities that was deposited with, or on behalf of, a depositary with respect to that series instead of paper certificates issued to each individual holder. The depositary arrangements that will apply, including the manner in which principal of and premium, if any, and interest on Trust Preferred Securities and other payments will be payable, are discussed in more detail under the heading “Book-Entry System.”

Payment and Paying Agency

        Payments in respect of Trust Preferred Securities will be made to DTC.  If any Trust Preferred Securities are not represented by global certificates, payments will be made by check mailed to the address of the holder entitled to them as it appears on the register.  The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and reasonably acceptable to the administrative trustees and Capitol. The paying agent will be permitted to resign as paying agent upon 30 days’ written notice to the administrative trustees, the property trustee and Capitol.  In the event that the property trustee is no longer the paying agent, the administrative trustees will appoint a successor (which will be a bank or trust company acceptable to the property trustee and Capitol) to act as paying agent.

Registrar and Transfer Agent

        The property trustee, Wells Fargo Bank, N.A., will act as registrar and transfer agent for the Trust Preferred Securities.

        Registration of transfers of Trust Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required to register or cause to be registered the transfer of Trust Preferred Securities after the Trust Preferred Securities have been called for redemption.

Information Concerning the Property Trustee

        The property trustee, other than during the occurrence and continuance of an event of default, undertakes to perform only those duties specifically set forth in the trust agreement and, after an event of default, must also exercise any rights and powers imposed on it under applicable law. The property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred as a result. If no event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of Trust Preferred Securities are entitled under the trust agreement to vote, then the property trustee will take such action as is directed by Capitol and if not so directed, will take such action as it deems advisable and in the best interests of the holders of the Trust Preferred Securities and common securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

        The administrative trustees and the property trustee are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be (1) deemed to be an “investment company” required to be registered under the Investment Company Act or (2) classified as an association taxable as a corporation or as other than a grantor trust for U.S. federal income tax purposes and so that the Debentures will be treated as indebtedness of Capitol for U.S. federal income tax purposes. In addition, Capitol, the administrative trustees and the property trustee are authorized to take any action not inconsistent with applicable law, the certificate of trust of the Trust or the trust agreement, that Capitol and the administrative trustees determine in their discretion to be necessary or desirable for such purposes as long as such action does not materially adversely affect the interests of the holders of the Trust Preferred Securities.

        Holders of the Trust Preferred Securities have no preemptive or similar rights.

        The Trust may not borrow money or issue debt or mortgage or pledge any of its assets.

DESCRIPTION OF THE DEBENTURES

        The following description summarizes the material provisions of the indenture and the 10.50% Junior Subordinated Debentures (the “Debentures”) to be issued under the indenture.  This description is not complete and is qualified in its entirety by reference to the indenture and the Trust Indenture Act.  The indenture was qualified under the Trust Indenture Act and has been filed as an exhibit to Capitol’s registration statement to which this prospectus relates.  Whenever particular defined terms of the indenture are referred to in this prospectus, those defined terms are incorporated in this prospectus by reference.

General

        The Debentures were issued under the indenture, entered into between Capitol and Wells Fargo Bank, N.A., as indenture trustee.  The Debentures are unsecured and subordinate and junior in right of payment to the extent and in the manner set forth in the indenture to all of Capitol’s senior and subordinated indebtedness, including any senior debt securities and any subordinated debt securities.  Because Capitol is a holding company and a legal entity separate and distinct from Capitol’s subsidiaries, Capitol’s right to participate in any distribution of assets of a subsidiary upon its liquidation, reorganization or otherwise, and the holders of the Debentures’ ability to benefit indirectly from that distribution, would be subject to prior creditor’s claims, except to the extent Capitol may ourselves be recognized as a creditor of that subsidiary.  Accordingly, the Debentures will be effectively subordinated to all existing and future liabilities of Capitol’s subsidiaries, and holders of Debentures should look only to Capitol’s assets for payments on the Debentures.  The indenture does not limit the incurrence or issuance of other secured or unsecured debt of Capitol, including senior debt, whether under any existing indenture or any other indenture that Capitol may enter into in the future or otherwise, except that it does limit Capitol’s right to incur additional junior indebtedness that is equal in right of payment to the Debentures.  See “—Limitation on Additional Junior Indebtedness” and “—Subordination of the Debentures.”

        The Debentures are limited in aggregate principal amount to $39,226,820.  This amount represents the sum of the aggregate stated liquidation amounts of the Trust Preferred Securities and common securities.  The Debentures bear interest at the rate of 10.50% per annum.  The interest will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on September 30, 2008, to the person in whose name such Debenture is registered at the close of business on the record date for such interest installment, which will be the 15th day of the last month of each calendar quarter.

        The amount of interest payable for any period ending on or prior to March 31, 2038 will be computed on the basis of a 360-day year of twelve 30-day months.  The amount of interest payable for any period commencing on or after March 31, 2038 will be computed on the basis of a 360-day year and the actual number of days elapsed during the relevant period. In the event that any date on which interest is payable on the Debentures is not a business day, then payment of interest payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay) except that, if such business day is in the next succeeding calendar year, such payment will be made on the immediately preceding business day (and without any reduction of interest or any other payment in respect of any such acceleration), in each case with the same force and effect as if made on the date such payment was originally payable.

        The Debentures will mature on September 30, 2038, the stated maturity date.  Capitol may at any time before the day which is 90 days before the stated maturity date and after September 30, 2013, shorten the maturity date only once, provided that Capitol receives prior approval of the Federal Reserve Board, if then required under applicable capital guidelines, policies or regulations of the Federal Reserve Board.

        Capitol will give notice to the indenture trustee and the holders of the Debentures at least 35 days and no more than 180 days prior to the effectiveness of any change in the stated maturity date; provided, however, in accordance with the indenture, Capitol retains the right to redeem all or a portion of the Debentures at such time or times on or after September 30, 2013, or at any time upon the occurrence of a “capital treatment event,” a “tax event” or an “investment company event.”  See “—Redemption” for a description of what constitutes a “capital treatment event,” a “tax event” or an “investment company event.”

        Principal and interest, if any, on the Debentures will be payable, and the Debentures will be transferable, at the office of the indenture trustee, which will be the initial paying agent, except that interest may be paid at Capitol’s option by check mailed to the address of the holder entitled to it as it appears on the security register.

        The indenture does not contain any provisions that would provide protection to holders of the Debentures against any highly leveraged or other transaction involving Capitol that may adversely affect holders of the Debentures.

        The indenture allows Capitol to merge or consolidate with another company, or to sell all or substantially all of Capitol’s assets to another company.  If these events occur, the other company will be required to assume Capitol’s responsibilities relating to the Debentures, and Capitol will be released from all liabilities and obligations.  See “—Consolidation, Merger, Sale of Assets and Other Transactions” below for a more detailed discussion.  The indenture provides that Capitol and the indenture trustee may change certain of Capitol’s obligations or certain rights of holders of the Debentures. However, to change the amount or timing of principal, interest or other payments under the Debentures, every holder in the series must consent.  See “—Modification of the Indenture” below for a more detailed discussion.

Denominations, Registration and Transfer

        The Debentures are issued only in registered form, without coupons, in denominations of $10 and any integral multiple thereof.  Subject to restrictions relating to Debentures represented by global securities, the Debentures will be exchangeable for other debentures in denominations of integral multiples of $10, of a like aggregate principal amount, of the same original issue date and stated maturity and bearing the same interest rate.

        Subject to restrictions relating to Debentures represented by global securities, the Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed) at the office of the appropriate securities registrar or at the office of any transfer agent designated by Capitol for such purpose without service charge and upon payment of any taxes and other governmental charges as described in the indenture. The registrar for the purpose of registering and transferring Debentures shall initially be the indenture trustee.

        In the event of any redemption, neither Capitol nor the indenture trustee will be required to:

•
issue, register the transfer of or exchange the Debentures during the period beginning at the opening of business 15 days before the day of selection for redemption of the Debentures and ending at the close of business on the day of mailing of the relevant notice of redemption; or

•	transfer or exchange any of the Debentures so selected for redemption, except, in the case of any Debentures being redeemed in part, any portion thereof not being redeemed.

Option to Defer Interest Payments

        So long as no debenture event of default (as defined below) has occurred and is continuing, Capitol will have the right at any time and from time to time during the term of the Debentures to defer payment of interest for up to 20 consecutive quarters, referred to as an “extension period.” During the extension period, no interest will be due and payable, and no extension period may extend beyond the maturity date of the Debentures or end on a date other than an interest payment date. To the extent permitted by applicable law, interest, the payment of which has been deferred because of the extension period, will bear interest at a rate of 10.50% compounded quarterly for each quarter of the extension period. At the end of the extension period, Capitol must calculate and pay all interest accrued and unpaid on the Debentures, including any additional interest and compounded interest. Upon the termination of any extension period and upon the payment of all interest then due, Capitol may commence a new extension period, subject to the foregoing requirements. No interest will be due and payable during an extension period, except at the end thereof.

        As a consequence of any such deferral, distributions on the Trust Preferred Securities would be deferred (but would continue to accumulate additional distributions at a rate of 10.50% per annum) by the Trust during the extension period. During any applicable extension period, Capitol may not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of Capitol’s capital stock other than:

▪
dividends or distributions in Capitol’s common stock or a declaration of a non-cash dividend in connection with implementing a shareholder rights plan, or the issuance or redemption of stock pursuant to a shareholder rights plan,

▪	purchases of Capitol’s common stock under officer, director or employee benefit plans, or

▪	as a result of reclassifying Capitol’s stock;

•
make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of Capitol’s debt securities that rank on a parity in all respects with or junior in interest to the Debentures, or make any payment under a guarantee of any subsidiary’s securities if the guarantee ranks on a parity in all respects with or junior in interest to the Debentures; or

•	acquire any of the Trust Preferred Securities or redeem or acquire less than all of the Debentures.

        The above prohibitions will also apply if the Debentures are held by the Trust and:

•	an event of default under the indenture with respect to the Debentures occurs, or

•	Capitol is in default with respect to its payment of any obligations under the guarantee related to the Trust Preferred Securities.

Redemption

        The Debentures will not be subject to any sinking fund.

        Capitol may, at its option and subject to receipt of prior approval by the Federal Reserve Board if such approval is then required under applicable capital guidelines or policies, redeem the Debentures in whole or in part, from time to time, on or after September 30, 2013. If the Debentures are only partially redeemed, the Debentures will be redeemed pro rata or by lot or in such other manner as the indenture trustee deems appropriate and fair in its discretion. Unless otherwise indicated in the form of security, Debentures in denominations larger than the liquidation amount may be redeemed in part but only in integral multiples of the liquidation amount. The redemption price for any Debenture will equal any accrued and unpaid interest (including any additional interest) to the redemption date, plus 100% of the principal amount.

        In addition, Capitol has the right to redeem Debentures at any time and from time to time in a principal amount equal to the liquidation amount of Trust Preferred Securities purchased and beneficially owned by Capitol, plus an additional principal amount of Debentures equal to the liquidation amount of that number of common securities that bears the same proportion to the total number of common securities then outstanding as the number of Trust Preferred Securities to be redeemed bears to the total number of Trust Preferred Securities then outstanding.

        If a partial redemption of the Debentures would result in the delisting of the Trust Preferred Securities from the New York Stock Exchange or any other national securities exchange or other organization on which the Trust Preferred Securities are then listed or quoted, Capitol will not be permitted to effect such partial redemption and may only redeem the Debentures in whole.

        If a tax event (as defined below), a capital treatment event (as defined below) or an investment company event (as defined below) has occurred and is continuing, Capitol may, at its option and subject to receipt of prior approval by the Federal Reserve Board if such approval is then required under applicable capital guidelines or policies, redeem the Debentures in whole or in part at any time within 180 days following the occurrence of the tax event, capital treatment event or investment company event, at a redemption price equal to 100% of the principal amount of the Debentures then outstanding plus accrued and unpaid interest to the date fixed for redemption.

        A “capital treatment event” means, in respect of the Trust, the receipt by Capitol and the Trust of an opinion of counsel, experienced in such matters, to the effect that as a result of:

•
any amendment to or change, including any announced prospective change, in the laws, or any rules or regulations under the laws, of the United States or of any political subdivision of or in the United States, if the amendment or change is effective on or after the date the Trust Preferred Securities of the Trust are issued; or

•
any official or administrative pronouncement or action or any judicial decision interpreting or applying such laws or regulations, if the pronouncement, action or decision is announced on or after the date the Trust Preferred Securities of the Trust are issued;

there is more than an insubstantial risk that Capitol will not be entitled to treat the liquidation amount of the Trust Preferred Securities as “Tier 1 Capital” for purposes of the applicable Federal Reserve risk-based capital adequacy guidelines as then in effect.

        A “tax event” means the receipt by Capitol and the Trust of an opinion of counsel, experienced in such matters, to the effect that, as a result of any amendment to or change, including any announced prospective change, in the laws or any regulations under the laws of the United States or of any political subdivision or taxing authority of or in the United States effective or announced on or after the date the Debentures are issued, or as a result of any official administrative pronouncement or any judicial decision interpreting or applying such laws or regulations effective or announced on or after the date the Debentures are issued, there is more than an insubstantial risk that any of the following will occur:

•	the Trust is, or will be within 90 days of the delivery of the opinion of counsel, subject to U.S. federal income tax on income received or accrued on the Debentures;

•
interest payable by Capitol on the Debentures is not, or within 90 days of the delivery of the opinion of counsel will not be, deductible by Capitol, in whole or in part, for U.S. federal income tax purposes; or

•	the Trust is, or will be within 90 days of the delivery of the opinion of counsel, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

        An “investment company event” means the receipt by Capitol and the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority and, the Trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance of the Trust Preferred Securities.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Debentures to be redeemed at its registered address. Unless Capitol defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Debentures or portions thereof called for redemption.

Modification of the Indenture

        From time to time Capitol and the indenture trustee may, without the consent of the holders of the Debentures, amend, waive or supplement the provisions of the indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interests of the holders of the Debentures or, in the case of the Debentures, the holders of the Trust Preferred Securities so long as they remain outstanding) and qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act. The indenture contains provisions permitting Capitol and the indenture trustee, with the consent of the holders of not less than a majority in principal amount of the Debentures affected, to modify the indenture in a manner adversely affecting the rights of the holders of the Debentures in any material respect; provided, that no such modification may, without the consent of the holder of each outstanding Debenture so affected:

•	extend the fixed maturity of the Debentures, reduce their principal amount or reduce the amount or extend the time for payment of interest; or

•	reduce the above-stated percentage of outstanding Debentures necessary to modify or amend the indenture.

        Where an amendment or supplement requires the consent of a majority of the outstanding Debentures, it will not be effective until it is consented to by a majority in liquidation preference of the Trust Preferred Securities. Where an amendment or supplement requires the consent of each holder of the Debentures, it will not be effective until consented to by each holder of the Trust Preferred Securities.

Events of Default

        The following events will be “debenture events of default” with respect to the Debentures:

•	the consent of holders representing at least a majority (based upon liquidation amounts) of the outstanding Trust Preferred Securities and common securities;

•	default for 30 days in interest payment upon any of the Debentures, including any additional interest (subject to the deferral of any due date in the case of an extension period);

•	default in any principal payment on the Debentures at the stated maturity, upon redemption, by declaration or otherwise;

•	failure by Capitol for 90 days in performing any other covenant or agreement in the indenture after:

▪	Capitol is given written notice by the indenture trustee; or

▪	the holders of at least 25% in aggregate principal amount of the outstanding Debentures give written notice to Capitol and the indenture trustee;

▪	Capitol’s bankruptcy, insolvency or reorganization; or

•
the Trust dissolves, winds up its business or otherwise terminates its existence, except in connection with the distribution of Debentures to holders of Trust Preferred Securities or common securities in liquidation of their interests, the redemption of all of the Trust’s outstanding Trust Preferred Securities and common securities or certain permitted mergers, consolidations or amalgamations.

        The holders of a majority in aggregate outstanding principal amount of the Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee.  The principal will become due and payable immediately upon a debenture event of default resulting from Capitol’s bankruptcy, insolvency or reorganization.  The indenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the Debentures may declare the principal due and payable immediately upon any other debenture event of default.  Should the indenture trustee or the holders of such Debentures fail to make this declaration, the holders of at least 25% in aggregate liquidation amount of the Trust Preferred Securities will have the right to make this declaration.  The holders of a majority in aggregate outstanding principal amount of the Debentures may annul the declaration and waive the default, provided all defaults have been cured and all payment obligations have been made current.  Should the holders of such Debentures fail to annul the declaration and waive the default, the holders of a majority in aggregate liquidation amount of the Trust Preferred Securities will have the right to do so.  In the event of Capitol’s bankruptcy, insolvency or reorganization, the Debentures holders’ claims would fall under the broad equity power of a federal bankruptcy court, and to that court’s determination of the nature of those holders’ rights.

        The holders of a majority in aggregate outstanding principal amount of the Debentures affected may, on behalf of the holders of all the Debentures, waive any default, except a default in the payment of principal or premium, if any, or interest (including any additional interest) (unless the default has been cured and a sum sufficient to pay all matured installments of interest (including any additional interest) and principal due otherwise than by acceleration has been deposited with the indenture trustee) or a default in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding Debenture. Should the holders of such Debentures fail to waive the default, the holders of a majority in aggregate liquidation amount of the Trust Preferred Securities will have the right to do so.  Capitol is required to file annually with the indenture trustee a certificate as to whether or not Capitol is in compliance with all the conditions and covenants applicable to Capitol under the indenture.

        In case a debenture event of default has occurred and is continuing as to the Debentures, if neither the indenture trustee nor the holders of the Debentures accelerate the Debentures, the holders of the Trust Preferred Securities will have the right to declare the principal of and the interest on the Debentures, and any other amounts payable under the indenture, to be immediately due and payable and to enforce their other rights as creditors with respect to the Debentures.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

        If a debenture event of default has occurred and is continuing and the event is attributable to Capitol’s failure to pay interest or principal on the Debentures on the date the interest or principal is due and payable, a holder of the Trust Preferred Securities may institute a legal proceeding directly against Capitol for enforcement of payment to that holder of the principal of or interest (including any additional interest) on the Debentures having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities of that holder (a “direct action”). Capitol may not amend the indenture to remove this right to bring a direct action without the prior written consent of the holders of all of the Trust Preferred Securities outstanding.  If the right to bring a direct action is removed, the Trust may become subject to reporting obligations under the Exchange Act.  Capitol will have the right under the indenture to set-off any payment made to the holder of the Trust Preferred Securities by Capitol in connection with a direct action.

        The holders of Trust Preferred Securities will not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the Debentures unless there has occurred an event of default under the trust agreement.  See “Description of the Trust Preferred Securities and Related Instruments—Events of Default; Notice.”

Consolidation, Merger, Sale of Assets and Other Transactions

        The indenture allows Capitol to consolidate or merge with or into another corporation or to sell, convey, transfer or otherwise dispose of its property as an entirety, or substantially as an entirety, to another corporation. In the indenture, however, Capitol covenants and agrees that:

•
upon any such consolidation, merger, sale, conveyance, transfer or other disposition, the due and punctual payment of the principal of and premium, if any and interest on all of the Debentures, and the due and punctual performance and observance of all of Capitol’s covenants under the indenture, will be expressly assumed by the entity formed by the consolidation or into which Capitol is merged, or by the entity that acquires Capitol’s property, and, if applicable, the ultimate parent entity of the successor entity will expressly assume Capitol’s obligations under the related guarantee;

•	the successor will be organized under the laws of the United States or any state or the District of Columbia; and

•
immediately after giving effect to the transaction, no debenture event of default, and no event which, after notice or lapse of time or both, would become a debenture event of default, will have occurred and be continuing.

        The general provisions of the indenture do not afford holders of the Debentures protection in the event of a highly leveraged or other transaction involving Capitol that may adversely affect holders of the Debentures.

Satisfaction and Discharge

        The indenture provides that when, among other things, all Debentures not previously delivered to the indenture trustee for cancellation:

•	have become due and payable;

•	will become due and payable at their stated maturity within one year; or

•	are to be called for redemption within one year under arrangements satisfactory to the indenture trustee for the giving of notice of redemption by the indenture trustee;

and Capitol deposits or causes to be deposited with the indenture trustee funds, in trust, for the purpose and in an amount in the currency or currencies in which the Debentures are payable sufficient to pay and discharge the entire indebtedness on the Debentures not previously delivered to the indenture trustee for cancellation, for the principal, premium, if any, and interest (including any additional interest) to the date of the deposit or to the stated maturity, as the case may be, then the indenture will cease to be of further effect (except as to Capitol’s obligations to pay all other sums due under the indenture and to provide the officers’ certificates and opinions of counsel described therein), and Capitol will be deemed to have satisfied and discharged the indenture.

Subordination of the Debentures

        The Debentures will be subordinate in right of payment, to the extent set forth in the indenture, to all of Capitol’s senior and subordinated indebtedness.  As used in this prospectus with respect to the Debentures, the term “senior and subordinated indebtedness” means:

•
senior debt, which means all debt (as defined in the indenture) incurred before or after the date of the indenture unless the instrument evidencing the debts provides that it is not superior in right of payment to the Debentures or to other debt which ranks equally with, or is subordinate to, the Debentures, except that senior debt does not include:

▪	non-recourse debt;

▪	debt Capitol owes to its subsidiaries;

▪	debt Capitol owes to any employee;

▪	debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business; or

▪	subordinated debt (as defined below);

•
subordinated debt, which means debt incurred before or after the date of the indenture which is by its terms expressly provided to be junior and subordinate to Capitol’s senior debt (other than the Debentures), except that subordinated debt does not include:

▪	non-recourse debt;

▪	debt Capitol owes to its subsidiaries;

▪	debt Capitol owes to any employee;

▪	debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business;

▪	senior debt (as defined above); and

▪
debt under debt securities (and guarantees in respect of these debt securities) initially issued to any trust, partnership or other entity affiliated with Capitol that is, directly or indirectly, Capitol’s financing vehicle in connection with the issuance by that entity of trust preferred securities or other securities which are intended to qualify for Tier 1 capital treatment; and

•
additional senior obligations, which means all of Capitol’s indebtedness incurred before or after the date of the indenture for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements, except that additional senior obligations do not include:

▪	claims in respect of senior debt or subordinated debt; or

▪	obligations which, by their terms, are expressly stated to be not superior in right of payment to the Debentures or to rank pari passu in right of payment with the Debentures.

        If Capitol defaults in the payment of any principal, premium, if any, or interest, if any, or any other amount payable on any senior or subordinated indebtedness when it becomes due and payable, whether at maturity or at a date fixed for redemption or by declaration of acceleration or otherwise, then Capitol may not make any payment on the Debentures.  With some limitations, if the indenture trustee receives a prohibited payment, it must pay it over to the holders of senior or subordinated indebtedness.

        In any distribution to creditors upon Capitol’s dissolution or winding-up or liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all senior or subordinated indebtedness must first be paid in full before Capitol makes any payment of the principal (and premium, if any) or interest on the Debentures.  Upon any such dissolution or winding-up or liquidation or reorganization, any payment by Capitol, or distribution of Capitol’s assets to which the holders of Debentures or the indenture trustee would be entitled to receive must instead be paid by Capitol or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making the payment or distribution, or by the holders of the Debentures or the indenture trustee if received by them, directly to the holders of Capitol’s senior or subordinated indebtedness to the extent necessary to pay the senior or subordinated indebtedness in full before any payment or distribution is made to the holders of the Debentures or the indenture trustee.

        The indenture places no limitation on the amount of additional senior or subordinated indebtedness that may be incurred by Capitol.  Capitol expects from time to time to incur additional indebtedness constituting senior or subordinated indebtedness.

Limitation on Additional Junior Indebtedness

        Under the indenture, Capitol agreed not to issue or incur, directly or indirectly, any additional junior indebtedness that is equal in right of payment to the Debentures unless: the pro forma sum of all outstanding debt issued by Capitol or any of Capitol’s subsidiaries in connection with any trust preferred securities issued by any of Capitol’s financing subsidiaries, including the Debentures and the maximum liquidation amount of the additional trust preferred or similar securities that Capitol or its financing subsidiaries are then issuing, plus Capitol’s total long-term debt, excluding any long-term debt which, by its terms, is expressly stated to be junior and subordinate to the Debentures, is less than 60% of the sum of Capitol’s equity, any perpetual preferred stock and minority interest, calculated in accordance with applicable capital adequacy guidelines, plus any long-term debt which, by its terms, is expressly stated to be junior and subordinate to the Debentures, in each case on a consolidated basis at the time of issuance.

Trust Expenses

        Pursuant to the guarantee and the expense agreement, entered into between Capitol and the Trust, Capitol, as borrower, agreed to pay all debts and other obligations (other than with respect to the Trust Preferred Securities) and all costs and expenses of the Trust (including costs and expenses relating to the organization of the Trust, the fees and expenses of the trustees of the Trust and the cost and expenses relating to the operation of the Trust) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which the Trust might become subject.

Governing Law

        The indenture and the Debentures is governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Indenture Trustee

        The indenture trustee has, and be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of Debentures, unless offered reasonable indemnity by that holder against the costs, expenses and liabilities which might be incurred thereby. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

DESCRIPTION OF THE GUARANTEE

        The following description summarizes the material provisions of the guarantee.  This description is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the guarantee, including the definitions therein, and the Trust Indenture Act.  The form of the guarantee has been filed as an exhibit to Capitol’s registration statement to which this prospectus relates.  Whenever particular defined terms of the guarantee are referred to in this prospectus, those defined terms are incorporated in this prospectus by reference.

General

        The guarantee was executed and delivered by Capitol at the same time the Trust issued its Trust Preferred Securities.  The guarantee is for the benefit of the holders from time to time of the Trust Preferred Securities.  Wells Fargo Bank, N.A. acts as trustee (referred to below as the “guarantee trustee”) under the guarantee for the purposes of compliance with the Trust Indenture Act and the guarantee is qualified under the Trust Indenture Act.  The guarantee trustee holds the guarantee for the benefit of the holders of the Trust Preferred Securities.

        Capitol irrevocably and unconditionally agreed to pay in full on a subordinated basis, to the extent described below, the guarantee payments (as defined below) to the holders of the Trust Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment.  The following payments or distributions with respect to the Trust Preferred Securities, to the extent not paid by or on behalf of the Issuer Trust (referred to as the “guarantee payments” ), will be subject to the guarantee:

•	any accumulated and unpaid distributions required to be paid on the Trust Preferred Securities, to the extent that the Trust has funds on hand available for the distributions;

•	the redemption price with respect to Trust Preferred Securities called for redemption, to the extent that the Trust has funds on hand available for the redemptions; or

•
upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust (unless the Debentures are distributed to holders of such Trust Preferred Securities in exchange for their Trust Preferred Securities), the lesser of:

▪	the liquidation distribution to the extent the Trust has funds available therefor; and

▪
the amount of assets of the Trust remaining available for distribution to holders of Trust Preferred Securities after satisfaction of liabilities to creditors of the Trust as required by applicable law.

        Capitol’s obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Capitol to the holders of the Trust Preferred Securities or by causing the Trust to pay these amounts to the holders.

        The guarantee is an irrevocable and unconditional guarantee on a subordinated basis of the Trust’s obligations under the Trust Preferred Securities, but will apply only to the extent the Trust has funds sufficient to make such payments, and is not a guarantee of collection.  See “—Status of the Guarantee.”

        If Capitol does not make interest payments on the Debentures held by the Trust, the Trust will not be able to pay distributions on the Trust Preferred Securities and will not have funds legally available for the distributions.  The guarantee constitutes an unsecured obligation of Capitol and will rank subordinate and junior in right of payment to all of Capitol’s senior or subordinated indebtedness.  See “—Status of the Guarantee.”  Because Capitol is a holding company, Capitol’s right to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent Capitol may ourselves be recognized as a creditor of that subsidiary.  Accordingly, Capitol’s obligations under the guarantee will be effectively subordinated to all existing and future liabilities of Capitol’s subsidiaries, and claimants should look only to Capitol’s assets for payments.  The guarantee does not limit the incurrence or issuance of other secured or unsecured debt of Capitol’s, including senior or subordinated indebtedness, whether under any other existing indenture or any other indenture that Capitol may enter into in the future or otherwise.

        Capitol has, through the guarantee, the trust agreement, the Debentures and indenture, taken together, fully, irrevocably and unconditionally guaranteed all of the Trust’s obligations under the Trust Preferred Securities.  No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee.  It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust’s obligations under its Trust Preferred Securities.  See “Relationship Among the Trust Preferred Securities, Debentures and Guarantee.”  In addition, pursuant to the expense agreement entered into between Capitol and the Trust, Capitol agreed to pay all debts and other obligations (other than with respect to the Trust Preferred Securities) and all costs and expenses of the Trust.

Status of the Guarantee

        The guarantee constitutes an unsecured obligation of Capitol and ranks subordinate and junior in right of payment to all of Capitol’s senior or subordinated indebtedness in the same manner as the Debentures.

        The guarantee constitutes a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against Capitol to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity).  The guarantee is held for the benefit of the holders of the Trust Preferred Securities.  The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the Trust or upon distribution to the holders of the Trust Preferred Securities of the Debentures.  The guarantee does not place a limitation on the amount of additional senior or subordinated indebtedness that may be incurred by Capitol.  Capitol expects from time to time to incur additional indebtedness constituting senior or subordinated indebtedness.

Amendments and Assignment

        Except with respect to any changes which do not materially adversely affect the material rights of holders of the Trust Preferred Securities (in which case no vote of the holders will be required), the guarantee may not be amended without the prior approval of the holders of at least a majority of the aggregate liquidation amount of the Trust Preferred Securities.  The manner of obtaining any such approval will be as described under “Description of the Trust Preferred Securities and Related Instruments—Voting Rights; Amendment of Trust Agreement.”  All guarantees and agreements contained in the guarantee bind Capitol’s successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the Trust Preferred Securities then outstanding.

Events of Default

        An event of default under the guarantee will occur upon Capitol’s failure to perform any of Capitol’s payment obligations under the guarantee or to perform any non-payment obligations.  The holders of at least a majority in aggregate liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

        The holders of at least a majority in aggregate liquidation amount of the Trust Preferred Securities have the right, by vote, to waive any past events of default and its consequences under the guarantee.  If such a waiver occurs, any event of default will cease to exist and be deemed to have been cured under the terms of the guarantee.

        Any holder of the Trust Preferred Securities may, to the extent permissible under applicable law, institute a legal proceeding directly against Capitol to enforce its rights under the guarantee without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity.

        Capitol, as guarantor, is required to file annually with the guarantee trustee a certificate as to whether or not Capitol is in compliance with all the conditions and covenants applicable to it under the guarantee.

Information Concerning the Guarantee Trustee

        The guarantee trustee, other than during the occurrence and continuance of a default by Capitol in performance of the guarantee, undertakes to perform only those duties specifically set forth in the guarantee and, after default with respect to the guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs.  Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of the Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred as a result.  However, such a requirement does not relieve the guarantee trustee of its obligations to exercise its rights and powers under the guarantee upon the occurrence of an event of default.

Termination of the Guarantee

        The guarantee will terminate and be of no further force and effect upon:

•	full payment of the redemption price of the Trust Preferred Securities;

•	full payment of the amounts payable upon liquidation of the Trust; or

•	the distribution of the Debentures to the holders of the Trust Preferred Securities in exchange for their Trust Preferred Securities.

        The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Trust Preferred Securities must restore payment of any sums paid under the Trust Preferred Securities or the guarantee.

Governing Law

        The guarantee is governed by and construed in accordance with the laws of the State of New York.

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
DEBENTURES AND GUARANTEE

        The following description of the relationship among the Trust Preferred Securities, the Debentures and the guarantee is not complete and is subject to, and is qualified in its entirety by reference to, the trust agreement, the indenture and the guarantee, forms of each of which has been filed as an exhibit to Capitol’s registration statement to which this prospectus relates.

Full and Unconditional Guarantee

        Payments of distributions and other amounts due on the Trust Preferred Securities (to the extent the Trust has funds available for the payment of such distributions) are irrevocably guaranteed by Capitol as described under “Description of the Guarantee.”  Taken together, Capitol’s obligations under the Debentures, the indenture, the trust agreement and the guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Trust Preferred Securities.  No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee.  It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust’s obligations under the Trust Preferred Securities.  If and to the extent that Capitol does not make payments on the Debentures, the Trust will not pay distributions or other amounts due on its Trust Preferred

Securities.  The guarantee does not cover payment of distributions when the Trust does not have sufficient funds to pay such distributions.  In such an event, the remedy of a holder of any Trust Preferred Securities is to institute a legal proceeding directly against Capitol pursuant to the terms of the indenture for enforcement of payment of amounts of such distributions to such holder.  Capitol’s obligations under the guarantee are subordinate and junior in right of payment to all of Capitol’s senior or subordinated indebtedness.

Sufficiency of Payments

        As long as payments of interest and other payments are made when due on the Debentures, such payments will be sufficient to cover distributions and other payments due on the Trust Preferred Securities, primarily because:

•	the aggregate principal amount of the Debentures will be equal to the sum of the aggregate stated liquidation amount of the Trust Preferred Securities and common securities;

•	the interest rate and interest and other payment dates on the Debentures will match the distribution rate and distribution and other payment dates for the Trust Preferred Securities; and

•	the trust agreement provides that the Trust will not engage in any activity that is inconsistent with the limited purposes of the Trust.

        Notwithstanding anything to the contrary in the indenture, Capitol has the right to set-off any payment Capitol is otherwise required to make under the indenture with a payment Capitol makes under the guarantee.

Enforcement Rights of Holders of Trust Preferred Securities

        A holder of any Trust Preferred Security may, to the extent permissible under applicable law, institute a legal proceeding directly against Capitol to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the Trust or any other person or entity.

        A default or event of default under any of Capitol’s senior or subordinated indebtedness would not constitute a default or event of default under the indenture. However, in the event of payment defaults under, or acceleration of, Capitol’s senior or subordinated indebtedness, the subordination provisions of the indenture provide that no payments may be made in respect of the Debentures until the senior or subordinated indebtedness has been paid in full or any payment default has been cured or waived. Failure to make required payments on the Debentures would constitute an event of default under the indenture.

Limited Purpose of the Trust

        The Trust Preferred Securities evidence a preferred and undivided beneficial interest in the Trust, and the Trust exists for the sole purpose of issuing its Trust Preferred Securities and common securities and investing the proceeds thereof in Debentures and engaging in only those other activities necessary or incidental thereto. A principal difference between the rights of a holder of a Trust Preferred Security and a holder of a Debenture is that a holder of a Debenture is entitled to receive from Capitol the principal amount of and interest accrued on Debentures held, while a holder of Trust Preferred Securities is entitled to receive distributions from the Trust (or from Capitol under the applicable guarantee) if and to the extent the Trust has funds available for the payment of such distributions.

Rights upon Termination

        Upon any voluntary or involuntary termination, winding-up or liquidation of the Trust involving Capitol’s liquidation, the holders of the Trust Preferred Securities will be entitled to receive, out of the assets held by the Trust, the liquidation distribution in cash.  See “Description of the Trust Preferred Securities and Related Instruments—Liquidation Distribution Upon Dissolution.”  Upon any voluntary or involuntary liquidation or bankruptcy of ours, the property trustee, as holder of the Debentures, would be a subordinated creditor of ours, subordinated in right of payment to all senior or subordinated indebtedness as set forth in the indenture, but entitled to receive payment in full of principal and interest, before any shareholders of ours receive payments or distributions.  Since Capitol is the guarantor under the guarantee, the positions of a holder of Trust Preferred Securities and a holder of Debentures relative to other creditors and to Capitol’s shareholders in the event of Capitol’s liquidation or bankruptcy are expected to be substantially the same.

BOOK-ENTRY SYSTEM

        The Depository Trust Company, which Capitol refers to along with its successors in this capacity as “DTC,” acts as securities depository for the Trust Preferred Securities.  The Trust Preferred Securities were issued only as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC.  One or more fully registered global security certificates, representing the total aggregate number of each class of Trust Preferred Securities has been issued and deposited with DTC.  At any time when the Debentures may be held by persons other than the property trustee, one or more fully registered global security certificates, representing the total aggregate principal amount of Debentures, will be issued and will be deposited with DTC.

        The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form.  These laws may impair the ability to transfer beneficial interests in Trust Preferred Securities or Debentures, so long as the corresponding securities are represented by global security certificates.

        DTC has advised Capitol that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.  DTC holds securities that its direct participants deposit with DTC.  DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts.  This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.  DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and Financial Industry Regulatory Authority Inc. (“FINRA”).  Access to the DTC system is also available to others, referred to as “indirect participants,” such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant.  The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records.  The ownership interest of each beneficial owner of securities will be recorded on the direct or indirect participants’ records.  Beneficial owners will not receive written confirmation from DTC of their purchase.  Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the depository to Cede & Co., as nominee for DTC.  DTC will forward the payments to its participants, who will then forward them to indirect participants or holders.  Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the securities entitled to the benefits of the Trust Agreement and the guarantee or the indenture. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

        To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership.  DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners.  The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. If less than all of the securities of any class are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to any securities unless authorized by a direct participant in accordance with DTC’s procedures.  Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date.  The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts securities are credited on the record date (identified in a listing attached to the omnibus proxy).

        DTC may discontinue providing its services as securities depository with respect to the Trust Preferred Securities at any time by giving reasonable notice to the issuer or its agent.  Under these circumstances, in the event that a successor securities depository is not obtained, certificates for the Trust Preferred Securities are required to be printed and delivered.  Capitol may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depository).  In that event, certificates for the Trust Preferred Securities will be printed and delivered to DTC.

        As long as DTC or its nominee is the registered owner of the global security certificates, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all securities represented by these certificates for all purposes under the instruments governing the rights and obligations of holders of such securities.  Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have such global security certificates or the securities represented by these certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates; and

•
will not be considered to be owners or holders of the global security certificates or any securities represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of such securities.

        All redemption proceeds, distributions and dividend payments on the securities represented by the global security certificates and all transfers and deliveries of such securities will be made to DTC or its nominee, as the case may be, as the registered holder of the securities.  DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records.  Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the depository, the issuer or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time.  Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

        Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee.  Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf.  Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time.  None of Capitol, the Trust, the trustees of the Trust or any agent for Capitol or any of them, will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time.  Capitol will not have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

        Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

        DTC has advised Capitol that it will take any action permitted to be taken by a registered holder of any securities under the Trust Agreement, the guarantee, the indenture or Capitol’s Articles of Incorporation, only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.

        The information in this section concerning DTC and its book-entry system has been obtained from sources that Capitol and the trustees of the Trust believe to be accurate, but Capitol assumes no responsibility for the accuracy thereof.

USE OF PROCEEDS

All net proceeds from the sale of the Trust Preferred Securities being offered under this prospectus will go to the selling securityholders.  Accordingly, Capitol will not receive any proceeds from the sale of the Trust Preferred Securities by the selling securityholders pursuant to this prospectus.  Capitol has agreed to bear the expenses (other than broker’s commissions and similar charges) of the registration of the Trust Preferred Securities, including legal and accounting fees.

SELLING SECURITYHOLDERS

The following table provides information regarding the selling securityholders and the number of the Trust Preferred Securities each selling securityholder is offering.  Capitol has prepared this table based on information furnished to Capitol by or on behalf of the selling securityholders.  Under the rules of the Securities and Exchange Commission (the “SEC”), beneficial ownership includes Trust Preferred Securities over which the indicated beneficial owner exercises voting or investment power.  Beneficial ownership is determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and generally includes voting or investment power with respect to securities, including any securities that grant the selling securityholder the right to acquire Trust Preferred Securities within 60 days of ____________, 2008.  Unless otherwise indicated in the footnotes below, Capitol believes that the selling securityholders have sole voting and investment power with respect to all of the Trust Preferred Securities beneficially owned.  The percentage ownership data is based on ____________ of the Trust Preferred Securities issued and outstanding as of ______________, 2008.  Since the date on which they provided Capitol with the information below, the selling securityholders may have sold, transferred or otherwise disposed of some or all of their Trust Preferred Securities in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.

The Trust Preferred Securities may be sold by the selling securityholders, by those persons or entities to whom they transfer, donate, devise, pledge or distribute their Trust Preferred Securities or by other successors in interest.

The information regarding shares beneficially owned after this offering assumes the sale of all Trust Preferred Securities offered by each of the selling securityholders.  The selling securityholders may sell less than all of the Trust Preferred Securities listed in the table.  In addition, the Trust Preferred Securities listed below may be sold pursuant to this prospectus or in privately negotiated transactions.  Accordingly, Capitol cannot estimate the number of Trust Preferred Securities the selling securityholders will sell under this prospectus.

Except as set forth below, the selling securityholders have not held any position or office or had any other material relationship with Capitol or any of Capitol’s predecessors or affiliates within the past three years.

The selling securityholders have represented to Capitol that they purchased the Trust Preferred Securities for their own account, for investment only and not with a view toward selling or distributing them in violation of the Securities Act, except in sales either registered under the Securities Act, or sales that are exempt from registration.  In recognition of the fact that the selling securityholders, even though purchasing their shares for investment, may wish to be legally permitted to sell their Trust Preferred Securities when they deem appropriate, Capitol agreed with the selling securityholders to file a registration statement to register the resale of the Trust Preferred Securities.

Capitol prepared this table based on the information supplied to Capitol by the selling securityholders named in the table.  Ownership information about the selling securityholders may change over time.  Any changed information supplied to Capitol will be set forth in prospectus supplements or amendments to this prospectus.

Name and Address of Selling Securityholder(1)	Number of Trust Preferred Securities Beneficially Owned Prior to Offerings(2)	Maximum Number of Trust Preferred Securities Being Offered	Percentage of Trust Preferred Securities Beneficially Owned After the Offering(3)
*
*
*
*
*
*
*
*
*
*
*
*
*

Name and Address of Selling Securityholder(1)	Number of Trust Preferred Securities Beneficially Owned Prior to Offerings(2)	Maximum Number of Trust Preferred Securities Being Offered	Percentage of Trust Preferred Securities Beneficially Owned After the Offering(3)
*
*
*
*
*
*
*
*
*
*
*
*
*

*           Represents less than 1% of the outstanding Trust Preferred Securities.
1.          Each of the above listed selling securityholders are subsidiaries or affiliates of Capitol Bancorp Ltd.
2.          Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act.
3.          Assumes all of the Trust Preferred Securities offered hereby are sold.

Because the selling securityholders may offer all or some of their Trust Preferred Securities from time to time, Capitol cannot estimate the number of the Trust Preferred Securities that will be held by the selling shareholders upon the termination of any particular offering.  Each of the selling securityholders has been informed that they may be required to comply with, among other regulations, Regulation M during such time that such selling securityholder is engaged in a distribution of any of the Trust Preferred Securities that Capitol is registering by this registration statement.   See “Plan of Distribution.”

PLAN OF DISTRIBUTION

The selling securityholders and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the Trust Preferred Securities on any stock exchange, market or trading facility on which the Trust Preferred Securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling securityholders may use any one or more of the following methods when selling the Trust Preferred Securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the Trust Preferred Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the selling securityholder to sell a specified number of such Trust Preferred Securities at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling securityholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of the Trust Preferred Securities, from the purchaser) in amounts to be negotiated.  The selling securityholders do not expect these commissions and discounts relating to its sales of the Trust Preferred Securities to exceed what is customary in the types of transactions involved.

In connection with the sale of the Trust Preferred Securities or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Trust Preferred Securities in the course of hedging the positions they assume.  The selling securityholders may also sell the Trust Preferred Securities short and deliver these securities to close out its short positions, or loan or pledge the Trust Preferred Securities to broker-dealers that in turn may sell these securities.  The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which the Trust Preferred Securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders and any broker-dealers or agents that are involved in selling the Trust Preferred Securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  The selling securityholders have informed Capitol that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the Trust Preferred Securities.

Because the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under

Rule 144 rather than under this prospectus.  The selling securityholders have advised Capitol that it has not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling securityholders.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Trust Preferred Securities for a period of two business days prior to the commencement of the distribution. In addition, the selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Trust Preferred Securities by the selling securityholders or any other person.  Capitol will make copies of this prospectus available to the selling securityholders and have informed the selling securityholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

CERTAIN LEGAL MATTERS

The validity of the securities offered hereby and certain other legal matters in connection therewith will be passed upon for Capitol by Miller, Canfield, Paddock and Stone, P.L.C., Kalamazoo, Michigan.

EXPERTS

The consolidated financial statements of Capitol as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Capitol files annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document Capitol files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  In addition, Capitol’s SEC filings are available to the public at the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange Inc., 20 Broad Street, New York, New York 10005.

DOCUMENTS INCORPORATED BY REFERENCE

In this prospectus, as permitted by law, Capitol “incorporates by reference” information from other documents that Capitol files with the SEC.  This means that Capitol can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care.  When Capitol updates the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded.  In other words, in case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

Capitol incorporates by reference the documents listed below and any documents Capitol files with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until Capitol’s offering is completed:

•	Capitol’s Annual Report on Form 10-K for the year ended December 31, 2007;

•	Capitol’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

•	Capitol’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008;

•
Capitol’s Current Reports on Form 8-K filed with the SEC on January 31, 2008, February 1, 2008, March 18, 2008, March 31, 2008, April 17, 2008, April 24, 2008, June 19, 2008, June 20, 2008, June 27, 2008, July 1, 2008, July 9, 2008, July 17, 2008, July 30, 2008 and August 8, 2008;

•	the description of Capitol’s common stock contained in Capitol’s Registration Statement on Form 8-A filed April 19, 1990; and

•	the description of the Trust Preferred Securities contained in Capitol’s Registration Statement on Form 8-A filed on June 12, 2008.

Information furnished under Item 2.02 or 7.01 of Capitol’s Current Reports on Form 8-K is not incorporated by reference.

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning Capitol at the following address:

Capitol Bancorp Ltd.
Capitol Bancorp Center
200 Washington Square North, Fourth Floor
Lansing, Michigan 48933
Attention: Investor Relations
Telephone: (517) 487-6555
Internet website: www.capitolbancorp.com

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                       Other Expenses of Issuance and Distribution

The following is a statement of the expenses (all of which are estimated other than the SEC registration fee) to be incurred by the Registrants in connection with the distribution of the securities registered under this registration statement:

Amount to
be Paid

SEC registration fee	$990.95
Legal fees and expenses	15,000
Accounting fees and expenses	15,000
Printing fees	2,000
Miscellaneous	25,000
Total	$57,990.95

Item 15.                       Indemnification of Directors and Officers

Michigan Business Corporation Act

Capitol is organized under the Michigan Business Corporation Act (the “MBCA”) which, in general, empowers Michigan corporations to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney’s fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

The MBCA also empowers Michigan corporations to provide similar indemnity to such a person for expenses, including attorney’s fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, except in respect of any claim, issue or matter in which the person has been found liable to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances, in which case indemnification is limited to reasonable expenses incurred.  If a person is successful in defending against a derivative action or third-party action, the MBCA requires that a Michigan corporation indemnify the person against expenses incurred in the action.

The MBCA also permits a Michigan corporation to purchase and maintain on behalf of such a person insurance against liabilities incurred in such capacities.  Capitol has obtained a policy of directors’ and officers’ liability insurance.

The MBCA further permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty.  However, the MBCA does not eliminate or limit the liability of a director for any of the following: (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or the shareholders; (iii) a violation of Section 551 of the MBCA; or (iv) an intentional criminal act.  If a Michigan corporation adopts such a provision, then the Michigan corporation may indemnify its directors without a determination that they have met the applicable standards for indemnification set forth above, except, in the case of an action or suit by or in the right of the corporation, only against expenses reasonably incurred in the action.  The foregoing does not apply if the director’s actions fall into one of the exceptions to the limitation on personal liability discussed above, unless a court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances.

Capitol’s Articles of Incorporation and Bylaws

Capitol’s articles of incorporation limit the personal liability of directors for a breach of their fiduciary duty except under the circumstances required to be excepted under Michigan law described above.

Capitol’s bylaws generally require Capitol to indemnify officers and directors to the fullest extent legally possible under the MBCA and provide that similar indemnification may be afforded employees and agents.  In addition, the bylaws require Capitol to indemnify any person who, while serving as an officer or director of Capitol, is or was serving at the request of Capitol as a director, officer, partner, trustee, employee or agent of another entity to the same degree as the foregoing indemnification of directors and officers.  Capitol’s bylaws further provide for the advancement of litigation expenses under certain circumstances.

The Issuer Trusts

Under the amended and restated trust agreement of each Issuer Trust, Capitol Bancorp Ltd. agreed to indemnify each of the trustees of the trust and any predecessor trustees, and to hold such trustees harmless, against any loss, damage, claims, liability, penalty or expense incurred without negligence, bad faith or willful misconduct on their part, arising out of or in connection with the acceptance of administration of such trust agreement, including the costs and expenses of defense against any claim or liability in connection with the exercise or performance of any of their powers or duties under any applicable trust agreement or amended and restated trust agreement, forms of which are exhibits to Capitol’s registration statement or were filed as an exhibit to a Current Report on Form 8-K and incorporated into this registration statement by reference.

Insurance

In addition, Capitol has purchased insurance policies that provide coverage for its directors and officers in certain situations where Capitol cannot directly indemnify such directors or officers.

For the undertaking with respect to indemnification, see Item 17 below.

Item 16.                       Exhibits

See Exhibits Index, which is incorporated herein by reference.

Item 17.                       Undertakings

(a)     Rule 415 Offering.  Each of the undersigned registrants hereby undertake:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered)

and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)      each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)     each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided ,  however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)     Filings Incorporating Subsequent Exchange Act Documents by Reference.  Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide offering thereof.

(c)     Indemnification.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the provisions described under Item 15 above, or otherwise, each registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Capitol Bancorp Ltd. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lansing, State of Michigan, on August 21, 2008.

Capitol Bancorp Ltd.

By:  /s/ Joseph D. Reid
Name: JOSEPH D. REID
Title:  Chairman of the Board and Chief Executive Officer

FORM S-3 SIGNATURE PAGE - 1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joseph D. Reid, Cristin K. Reid, and Lee W. Hendrickson, and each or either of them, his or her true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any related registration statement and its amendments filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney in fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1934, this Registration Statement has been signed by the following persons in the capacities indicated below on August 21, 2008.

Signature	Title

/s/ Joseph D. Reid Joseph D. Reid	Chairman of the Board and Chief Executive Officer, Director (Principal Executive Officer)

/s/ Cristin K. Reid Cristin K. Reid	Corporate President and Director (Principal Executive Officer)

/s/ Lee W. Hendrickson Lee W. Hendrickson	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ David O’Leary David O’Leary	Secretary, Director

/s/ Paul R. Ballard Paul R. Ballard	Director

/s/ David L. Becker David L. Becker	Director

______________________ Douglas E. Crist	Director

/s/ Michael J. Devine Michael J. Devine	Director

/s/ James C. Epolito James C. Epolito	Director

/s/ Gary A. Falkenberg Gary A. Falkenberg	Director

/s/ Joel I. Ferguson Joel I. Ferguson	Director

FORM S-3 SIGNATURE PAGE - 2

Signature	Title

/s/ Kathleen A. Gaskin Kathleen A. Gaskin	Director

/s/ H. Nicholas Genova H. Nicholas Genova	Director

______________________ Michael F. Hannley	Director

/s/ Richard A. Henderson Richard A. Henderson	Director

/s/ Lewis D. Johns Lewis D. Johns	Director

/s/ Michael L. Kasten Michael L. Kasten	Vice Chairman, Director

/s/ John S. Lewis John S. Lewis	President of Bank Performance, Director

______________________ Leonard Maas	Director

/s/ Lyle W. Miller Lyle W. Miller	Vice Chairman, Director

/s/ Myrl D. Nofziger Myrl D. Nofziger	Director

/s/ Ronald K. Sable Ronald K. Sable	Director

FORM S-3 SIGNATURE PAGE - 3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Capitol Trust XII certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by each of the undersigned, thereunto duly authorized, in the city of Lansing, State of Michigan, on August 21, 2008.

Capitol Trust XII By: /s/ Lee W. Hendrickson Name: LEE W. HENDRICKSON Title: Administrative Trustee

FORM S-3 SIGNATURE PAGE - 4

EXHIBITS INDEX

Exhibit	Description

3(a)	Articles of Incorporation (as amended) (incorporated by reference from Form S-18, Reg. No. 33-24728C, filed September 15, 1988 and Form 10-Q for the period ended June 30, 2005, filed July 29, 2005).
3(b)	Amended and Restated Bylaws dated February 1, 2007 (incorporated by reference from Exhibit 99.1 to Form 8-K filed on February 7, 2007).
4(a)	Indenture for Junior Subordinated Debt Securities relating to Capitol Trust XII (incorporated by reference from Exhibit 4.1 to Form 8-K filed on July 9, 2008).
4(b)	Amended and Restated Trust Agreement for Capitol Trust XII (incorporated by reference from Exhibit 4.2 to Form 8-K filed on July 9, 2008).
4(c)	Preferred Securities Guarantee Agreement for Capitol Trust XII (incorporated by reference from Exhibit 4.3 to Form 8-K filed on July 9, 2008).
5	Opinion of Miller, Canfield, Paddock and Stone, P.L.C. †
23(a)	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm. †
23(b)	Consent of Miller, Canfield, Paddock and Stone, P.L.C. (included in Exhibit 5(a)). †
24	Power of Attorney (included on signature page).
25(a)
Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wells Fargo Bank, N.A., as Property Trustee under Amended and Restated Trust Agreement of Capitol Trust XII (incorporated by reference from Exhibit 25(a) to Form S-3 filed on June 5, 2008).

25(b)
Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wells Fargo Bank, N.A., as Trustee under the Capital Securities Guarantee of Capitol with respect to the Capital Securities of Capitol Trust XII (incorporated by reference from Exhibit 25(a) to Form S-3 filed on June 5, 2008).

†	Filed herewith.

EXHIBIT INDEX - 1